Exhibit 1

RECENT DEVELOPMENTS

The information in this section supplements the information about the Registrant corresponding to the headings below that are contained in the Registration Statement. To the extent that the information included in this section differs from the information set forth in the Registration Statement, you should rely on the information in this section.

PART I

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with CAF’s audited financial statements, and the notes thereto, which are included elsewhere in this post-effective amendment.

Market Overview and Portfolio Trends

During the last year, important global developments have occurred, including:

•	moderate economic growth in Latin America, reflecting ongoing structural challenges and external headwinds;

•	elevated funding costs for sovereign and corporate issuers amid persistently high global interest rates and more stringent financial conditions;

•	local currency depreciation against the U.S. dollar in several Latin American countries, driven by inflationary pressures, external financing constraints, and shifts in global risk appetite;

•	rising geopolitical risks, including uncertainty surrounding U.S. policy on trade and sanctions, as well as broader global conflicts impacting commodity markets;

•	presidential elections in Latin American economies, leading to political transitions with potential fiscal and policy implications;

•	ongoing trade uncertainty, as shifting global supply chains and discussions on tariffs and trade policies influence the region’s export dynamics; and

•	deteriorating fiscal balances and debt sustainability concerns in several Latin American countries, driven by rising public debt levels, elevated interest costs, and increasing fiscal deficits.

Over the past three years (2024, 2023, and 2022), CAF’s loan portfolio has grown as a result of its strategy to expand its shareholder base in Central America and the Caribbean while maintaining its capitalization ratios. This expansion has been driven primarily by additional paid-in capital contributions from several existing shareholder countries, as well as the issuance of shares to new shareholder countries. These two main drivers have led to loan portfolio growth of 1.0% in 2024, 9.3% in 2023, and 3.5% in 2022.

As of December 31, 2024, CAF’s loan portfolio was distributed by country as follows:

Argentina	14.3%
Ecuador	12.4%
Colombia	11.9%
Brazil	9.5%
Bolivia	8.2%
Panama	7.7%
Paraguay	7.3%
Venezuela	5.7%
Peru	5.2%

Uruguay	4.8%
Trinidad & Tobago	4.0%
Mexico	3.1%
Costa Rica	1.4%
El Salvador	1.4%
Dominican Republic	1.3%
Chile	1.2%
Barbados	0.6%

As of December 31, 2023, CAF’s loan portfolio was distributed by country as follows:

Argentina	16.3%
Ecuador	12.6%
Colombia	11.4%
Brazil	8.8%
Bolivia	8.7%
Panama	7.7%
Paraguay	7.0%
Venezuela	6.3%
Peru	5.5%
Uruguay	4.0%
Trinidad & Tobago	3.9%
Mexico	2.9%
Costa Rica	1.5%
Dominican Republic	1.3%
El Salvador	0.9%
Chile	0.7%
Barbados	0.5%

As of December 31, 2022, CAF’s loan portfolio was distributed by country as follows:

Ecuador	13.7%
Argentina	12.9%
Colombia	12.0%
Bolivia	10.0%
Panama	8.7%
Brazil	8.5%
Venezuela	8.1%
Paraguay	6.7%
Peru	4.8%
Trinidad & Tobago	3.9%
Uruguay	3.2%
Mexico	3.1%
Costa Rica	1.7%
Dominican Republic	1.3%
Barbados	0.6%
Chile	0.6%
El Salvador	0.2%

Notwithstanding the presence of other state-sponsored development banks in the regions in which CAF operates, CAF does not expect that the growth of its loan portfolio will be materially affected by the activities of other development banks in these regions, since the financing needs of its shareholder countries exceed the current supply of lending resources. CAF believes that the activities of other development banks in the regions in which it operates are complementary to its lending operations.

Venezuela-Related Sanctions of the United States

The Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) administers sanctions in respect of the Government of Venezuela and certain Venezuelan-related individuals and entities, including certain Venezuelan government officials. CAF is not a U.S. Person (as defined by the laws and regulations administered by OFAC, 31 CFR Parts 500-598) and has not been sanctioned; however, the following discussion of the current sanctions administered by OFAC is included because Venezuela is a member shareholder country and minority shareholder of CAF, with which CAF has had transactional activity, including loans to Venezuela.

With regard to any individual or entity who has been added to OFAC’s list of Specially Designated Nationals and Blocked Persons (“SDN List”) under Venezuela-related sanctions, U.S. persons may not make to such listed persons, or receive from such listed persons, any contribution or provision of funds, goods, or services, or otherwise deal in property or interests in property of such persons. The OFAC-administered sanctions also prohibit, among other things and with certain limited exceptions:

•

transactions by a U.S. person or within the United States relating to new debt with a maturity greater than 30 days or new equity of the Government of Venezuela, bonds issued by the Government of Venezuela prior to August 25, 2017, and dividend payments or other distributions of profits to the Government of Venezuela from its controlled entities, and

•	direct or indirect purchases by a U.S. person or within the United States of securities from the Government of Venezuela (other than new debt with a maturity of 30 days or less).

For purposes of these sanctions, certain amendments to outstanding debt of the Government of Venezuela, such as an extension of the maturity date, could be considered a “new debt” or other prohibited extension of credit. Unless otherwise specified in the relevant prospectus supplement, CAF will use the net proceeds of securities issued under the Registration Statement to fund its lending operations. CAF will not earmark the proceeds of particular issuances of securities to fund specific loan commitments or purchase specific investments. Accordingly, CAF believes that purchasers of securities will not acquire a direct or indirect interest in CAF’s loans to Venezuela, or any other specific assets of CAF, for purposes of the OFAC sanctions.

Although Venezuela is a member shareholder country and minority shareholder of CAF and two Venezuelan nationals designated by Venezuela serve as directors on the Board of Directors of CAF, neither the Government of Venezuela nor any member of the Board of Directors (whether or not a Venezuelan national) exercises control over CAF, has any operational or management role in CAF, or has any authority to negotiate on behalf of CAF or make binding commitments on behalf of CAF. In addition, CAF has implemented a robust business continuity plan that allows all of CAF’s operations to be conducted simultaneously from multiple country offices, which CAF believes ensures operational resilience in the event of unexpected disruptions in any specific location, including CAF’s office in Caracas.

Although CAF generally is not required to comply with the OFAC sanctions outlined above because CAF is not a U.S. person and does not generally operate in or from the United States, CAF also transacts in the ordinary course with various commercial counterparties in the United States that are required to comply with OFAC sanctions. Some of these U.S. counterparties may serve as correspondent banks or as other intermediaries with potential involvement in funds flows in respect of CAF’s loan operations, including CAF’s loans to the Government of Venezuela, and to the extent that they are so involved, would be required to comply with the Venezuela-related sanctions of the United States. In addition, U.S. persons may purchase CAF’s debt securities. CAF has been monitoring and will continue to monitor OFAC sanctions and restrictions thereunder as applied to U.S. persons, as well as potential sanctions that may be imposed by authorities in other jurisdictions in the future, including the European Union and the United Kingdom, insofar as such sanctions and restrictions may have an effect on CAF’s business and operations.

The OFAC sanctions on Venezuela, and any additional sanctions that may be imposed in the future, could make it more difficult for Venezuela to service or renegotiate its outstanding debt, including its outstanding loans from CAF.

In light of the November 2017 downgrade in Venezuela’s long-term foreign ratings by Standard & Poor’s and Fitch, to selective default (“SD”) from CC and to restricted default (“RD”) from C, respectively, CAF increased its provisions for loan losses with respect to loans made to Venezuela to USD 28.3 million as of March 31, 2019 from the USD 19.8 million reported in September 2017. The provision for loan losses for Venezuela as of each of March 31, 2024 and December 31, 2023 was USD 0.0. See Note 2(h) and Note 6 to CAF’s audited financial statements included elsewhere in this post-effective amendment for further information regarding allowance for loan loss calculations.

On December 14, 2018, CAF granted to the Central Bank of Venezuela a credit facility in a total amount of USD 500.0 million. As of December 31, 2019, the credit facility was disbursed in full.

On January 25, 2019, President Trump signed an Executive Order amending prior economic sanctions targeting the Maduro government, and on January 28, 2019, Petróleos de Venezuela S.A. (“PDVSA”) and certain of its affiliates were designated under Executive Order 13850 and added to the SDN List.

CAF does not have direct lending relationships with PDVSA or its subsidiaries. The sanctions on PDVSA and its affiliates, however, may adversely affect the ability of the Maduro government to receive payment for PDVSA’s production and sale of oil and related products and may therefore adversely affect macroeconomic conditions in Venezuela. As a result, Venezuela may find it more difficult to service its outstanding debt, including its outstanding loans from CAF.

On March 22, 2019, OFAC designated the Economic and Social Development Bank of Venezuela (“BANDES”) under Executive Order 13850 for operating in the financial sector of the Venezuelan economy and added it to the SDN List. As a result of that designation, all property and interests in property of BANDES, including any entity that is owned, directly or indirectly, 50% or more by BANDES, located in the United States or in the possession or control of U.S. persons, are blocked and must be reported to OFAC by persons subject to OFAC jurisdiction. As of December 31, 2024, BANDES holds series “B” shares of CAF and holds approximately 0.0044% of CAF’s equity. The designation of BANDES therefore does not extend to CAF. Moreover, CAF is not a U.S. person and, therefore, the current sanctions regulations do not prevent CAF from engaging in transactions or dealings with BANDES that occur outside of U.S. jurisdiction. CAF continues to maintain a control framework aimed at verifying its counterparties against OFAC’s SDN List and other applicable sanctions lists.

On April 17, 2019, OFAC designated the Central Bank of Venezuela under Executive Order 13850 for operating in the financial sector of the Venezuelan economy and added it to the SDN List. At the same time, OFAC issued General License 20 (“GL 20”), which authorizes certain transactions and activities that are for the official business of certain international organizations, including CAF. OFAC has since issued the Venezuela Sanctions Regulations, 31 CFR part 591 (“VSR”), and has included an authorization for the conduct of the official business of CAF and other international organizations and entities, at 31 CFR § 591.510 (Official business of certain international organizations and entities). This provision of the VSR authorizes CAF to conduct transactions and activities involving the Central Bank of Venezuela to the extent they are subject to U.S. jurisdiction and are for CAF’s official business, subject to the terms of the authorization. Accordingly, the designation of the Central Bank of Venezuela has not had a material impact on CAF or its relationship with the Central Bank of Venezuela.

On August 5, 2019, President Donald Trump signed Executive Order 13884, which blocks all property and interests in property of the Government of Venezuela that are in or come within the United States or the possession or control of a U.S. person. For purposes of the Executive Order, the term “Government of Venezuela” is defined to include, among others, any person who has acted or purported to act directly or indirectly for or on behalf of the Government of Venezuela or of any political subdivision, agency, or instrumentality thereof, including the Central Bank of Venezuela. The CAF directors appointed by Venezuela as a Series “A” shareholders and by BANDES as a Series “B” shareholders may be considered to fall within the definition of “Government of Venezuela” in the Executive Order. The authorization at 31 CFR § 591.510 of the VSR (Official business of certain international organizations and entities), however, by its terms does not authorize transactions or dealings with any person other than the Central Bank of Venezuela whose property and interests in property are blocked under Executive Order 13850. Nevertheless, CAF has not observed any material adverse effects on CAF following the issuance of Executive Order 13884. CAF does not anticipate that the blocking of the Government of Venezuela will have a material adverse effect on CAF in the future.

When appropriate, CAF consults with OFAC regarding its activities related to Venezuela and believes that CAF is in compliance with U.S. sanctions, to the extent CAF is subject to U.S. jurisdiction. CAF understands that any repurchase of securities of Venezuela under the Support Program should not be affected by sanctions or risk direct or indirect violations of sanctions. Should the repurchase of shares of Venezuela under the Support Program be considered subject to U.S. jurisdiction, CAF believes that the authorization at 31 CFR §591.510 of the VSR (Official business of certain international organizations and entities) may be available to authorize such activity. CAF has also implemented measures to segregate its U.S. Dollar treasury, including funds from the offering, from funds used for distributions to Venezuela, which distributions are made only in non-U.S. currencies. CAF does not source any funds for distribution to Venezuela through any transactions involving U.S. persons, so CAF does not believe that the purchasers of the securities that may be offered by CAF under the Registration Statement and the applicable prospectus supplement face the risk of violating U.S. sanctions as a result of such purchases. CAF has not observed any material adverse effects on CAF following the issuance of Executive Order 13884. CAF does not anticipate that the blocking of the Government of Venezuela will have a material adverse effect on CAF in the future.

Venezuela Loan Portfolio

On March 31, 2020, following formal approval by CAF’s shareholders’ assembly, CAF implemented the Support Program for Liquidity Management in Exceptional Situations (the “Program”). The Program allowed CAF to repurchase the shares of a shareholder country that fulfilled the requirements and to apply the proceeds to that country’s outstanding loans that were already due or overdue. The time frame to apply to the Program was six months. The only shareholder country that met the necessary requirements to apply to the Program was Venezuela. As part of the Program, Venezuela maintained its representation on CAF’s board of directors but was not allowed to have any new loans approved. Since the inception of the Program through July 4, 2024, CAF repurchased a total of 168,573 shares totaling USD 2,393.7 million (USD 842.9 million of paid-in capital and USD 1,550.9 million of additional paid-in capital) and applied this amount to repay due and overdue amounts of principal, interest, and fees. As a result of the Program, Venezuela was current with its loans with CAF until the majority of its series “B” shares were depleted on July 4, 2024, and the Program was completed. Currently, Venezuela has 105 Series “B” shares and its Series “A” share.

As of December 31, 2024, the total amount of delayed payments for operations in Venezuela amounted to USD 287.7 million including interest. In accordance with CAF´s policies, a loan is considered to be in non-accrual status when a payment is more than 180 days overdue in the case of public sector loans. As of December 31, 2024, all outstanding loans with Venezuela, amounting to USD 1,939.3 million were placed in non-accrual status. Uncollected interest and commissions amounting to USD 92.2 million were reversed, and the related individually assessed allowance for credit losses was USD 52.9 million. CAF has not approved any new loans to Venezuela since 2018.

CAF expects to collect all amounts due, including interest and fees. Venezuela is one of the founding shareholders of CAF and has reiterated its commitment and its intention to undertake payments. CAF’s management monitors its credit exposure periodically.

Critical Accounting Policies

General

The financial statements of CAF are prepared in accordance with U.S. GAAP, which requires it in some cases to use estimates and assumptions that may affect its reported results and disclosures. CAF describes its significant accounting policies in Note 2 to its audited financial statements included elsewhere in this post-effective amendment. Some of the more significant accounting policies CAF uses to present its financial results involve the use of accounting estimates that CAF considers to be critical because they require (1) significant management judgment and assumptions about matters that are complex and inherently uncertain; and (2) the use of a different estimate or a change in estimate could have a material impact on CAF’s reported results of operations or financial condition. Specifically, the estimates CAF uses to determine the allowance for loan losses are critical accounting estimates.

Additionally, other important estimates related to the preparation of CAF’s financial statements are those related to revenue recognition and the valuation and classification at fair values of financial instruments. The fair values for some financial assets and liabilities recorded in CAF’s financial statements are determined according to the procedures established by the accounting pronouncement ASC 820. As of the date of this post-effective amendment, CAF has not changed or reclassified any asset or liability from one level to another pursuant to the hierarchy reflected in ASC 820, thereby maintaining consistency in the application of accounting principles in this matter.

Statements of Comprehensive Income

Interest Income

For the years ended December 31, 2024, and 2023. For the year ended December 31, 2024, CAF’s interest income was USD 3,568.5 million, representing an increase of USD 266.1 million, or 8.1%, compared to interest income of USD 3,302.4 million for the corresponding period in 2023. This increase was primarily driven by a 36.9% growth in marketable securities, which resulted in an additional USD 160.3 million in interest income compared to 2023, and a 1.0% growth in CAF’s loan portfolio, which resulted in an additional USD 97.1 million compared to 2023. Interest rates on loans accruing interest based on the six-month Secured Overnight Financing Rate (“Term SOFR”) and the spread differential were slightly lower in 2024 compared to 2023, averaging 4.92% in 2024 and 5.22% in 2023.

Interest Expense

For the years ended December 31, 2024, and 2023. For the year ended December 31, 2024, CAF’s interest expense was USD 2,539.9 million, representing an increase of USD 340.6 million, or 15.5%, compared to interest expense of USD 2,199.3 million for the corresponding period in 2023. This increase was primarily driven by a 10.7% increase in our bond portfolio, which led to a USD 316.0 million increase in interest expense on bonds, from USD 1,640.1 million in 2023 to USD 1,956.1 million during 2024. Interest expense on deposits also increased by USD 19.4 million, or 11.5%, from 2023 to 2024. Average market interest rates were slightly lower during 2024, with six-month Term SOFR averaging 4.92% in 2024, compared to 5.22% in 2023.

Net Interest Income

For the years ended December 31, 2024, and 2023. For the year ended December 31, 2024, CAF’s net interest income was USD 1,028.7 million, representing a decrease of USD 74.4 million, or 6.7%, compared to net interest income of USD 1,103.1 million for the corresponding period in 2023. This decrease was due to higher interest expenses (+15.5%) relative to interest income (+8.1%). While CAF’s loan and investment portfolios continued to generate higher interest revenue, the increase in funding costs outpaced growth. Despite a slight decline in average market rates (4.92% vs. 5.22% in the prior year), higher funding volumes contributed to rising interest expenses, leading to margin compression. The net interest income margin was 1.97% in 2024, compared to 2.38% in 2023.

Provision for Loan Losses

For the years ended December 31, 2024, and 2023. For the year ended December 31, 2024, CAF recorded a provision for loan losses of USD 41.9 million, compared to a provision for loan losses of USD 0.4 million for the corresponding period in 2023. This provision for loan losses was primarily due to CAF’s total loan exposure to Venezuela, which is entirely classified as public sector, entering non-accrual status.

Non-Interest Income

CAF’s non-interest income consists mainly of other commissions, dividends arising from equity investments not accounted for using the equity method, its corresponding share of earnings or losses on equity investments, which are accounted for using the equity method, and other income.

For the years ended December 31, 2024, and 2023. For the year ended December 31, 2024, CAF’s non-interest income was USD 20.4 million, representing a decrease of USD 37.9 million, or 65.0%, compared to non-interest income of USD 58.3 million for the corresponding period in 2023. This decrease was primarily due to a reduction in other income, which decreased from USD 39.7 million in 2023 to USD 4.9 million in 2024, driven by the high comparable base in 2023 of pending interest income from previous years loans and the reversal of provisions for contingencies.

Non-Interest Expenses

CAF’s non-interest expenses consist mainly of administrative expenses, which include salaries and employee benefits, business expenses, telecommunications and technology, depreciation and amortization, logistics and infrastructure, and other expenses.

For the years ended December 31, 2024, and 2023. For the year ended December 31, 2024, CAF’s non-interest expenses were USD 253.1 million, representing an increase of USD 42.3 million, or 20.1%, compared to non-interest expenses of USD 210.8 million for the corresponding period in 2023. This increase was due to an increase in other expenses and administrative expenses. Other expenses were USD 33.4 million for the year ended December 31, 2024, representing an increase of USD 27.8 million or 493.1%, compared to other expenses of USD 5.6 million for the corresponding period in 2023. This increase resulted primarily from other exchange rate adjustments. Administrative expenses were USD 219.6 million for the year ended December 31, 2024, compared to USD 205.2 million for the corresponding period in 2023, representing an increase of USD 14.5 million or 7.1%, which was mainly due to higher depreciation and amortization expenses, as well as other business-related expenses.

Unrealized changes in fair value related to other financial instruments

For the years ended December 31, 2024, and 2023. For the year ended December 31, 2024, CAF’s unrealized changes in fair value related to other financial instruments resulted in a gain of USD 0.4 million, compared with a loss of USD 20.1 million for the corresponding period in 2023. This change was primarily driven by a reduction in the net loss from cross-currency swaps on bonds, which decreased to USD 20.5 million in 2024 from USD 71.1 million in 2023, and an increase in the net gain from cross-currency swaps on loans, which rose to USD 43.1 million in 2024 from USD 37.9 million in 2023.

Income before unrealized changes in fair value related to financial instruments and contributions to Shareholders’ Special Funds

For the years ended December 31, 2024, and 2023. For the year ended December 31, 2024, CAF’s income before unrealized changes in fair value related to financial instruments and contributions to Shareholders’ Special Funds was USD 754.1 million, representing a decrease of USD 196.1 million, or 20.6%, compared to an income before unrealized changes in fair value related to financial instruments and contributions to Shareholders’ Special Funds of USD 950.2 million for the corresponding period in 2023. This decrease was primarily driven by interest expenses growing faster than interest income during the period.

Net Income

For the years ended December 31, 2024 and 2023. For the year ended December 31, 2024, CAF’s net income was USD 616.5 million, representing a decrease of USD 193.5 million, or 23.9%, compared to net income of USD 810.0 million for the corresponding period in 2023. This decrease was mainly due to interest expenses growing at a faster rate than interest income during the period, as well as an increase of USD 18.0 million, or 15%, in contributions to Shareholders’ Special Funds compared to 2023.

Balance Sheet

Assets

December 31, 2024. As of December 31, 2024, CAF’s total assets were USD 56.5 billion, representing an increase of USD 2.7 billion, or 5.0%, compared to total assets of USD 53.8 billion as of December 31, 2023. The increase in total assets was primarily due to an increase in liquidity assets, specifically marketable securities—trading that grew by 36.9%, compared to December 31, 2023. Among these marketable securities, the majority of the increase came from U.S. securities, including Treasury Notes and U.S. Treasury Bills, which rose by USD 3.4 billion, or 132.8%, compared to the corresponding period in 2023.

Liabilities

December 31, 2024. As of December 31, 2024, CAF’s total liabilities were USD 40.5 billion, representing an increase of USD 1.4 billion or 3.6%, compared to total liabilities of USD 39.1 billion as of December 31, 2023. The increase in liabilities was primarily due to an increase in the outstanding amounts of bonds, which grew by 10.7%, compared to December 31, 2023.

Shareholders’ Equity

December 31, 2024. As of December 31, 2024, CAF’s total shareholders’ equity was USD 16.0 billion, representing an increase of USD 1.3 billion, or 8.8%, compared to total shareholders’ equity of USD 14.7 billion as of December 31, 2023. The increase in CAF’s total shareholders’ equity was principally due to an increase in reserves and additional paid-in capital.

Asset Quality

Overdue Loans

December 31, 2024. As of December 31, 2024, there was one loan in overdue status for USD 1.7 million (not including non-accrual loans in overdue status).

Impaired Loans and Non-accrual Loans

December 31, 2024. As of December 31, 2024, the total principal amount of CAF’s impaired loans was USD 1,975.5 million, or 5.84%, of the total loan portfolio. This increase, compared to December 31, 2023, is primarily due to CAF’s total loan exposure to Venezuela, all of which is classified as public sector, entering non-accrual status after a payment became more than 180 days overdue. Uncollected interest and commissions amounting to USD 92.2 million were reversed, and the related individually assessed allowance for credit losses was USD 52.9 million. CAF considers a loan to be impaired when it is in non-accrual status.

Restructured Loans

December 31, 2024. As of December 31, 2024, there were no new restructured loans.

Loan Write-offs and Recoveries

December 31, 2024. During the year ended December 31, there were loans written-off for USD 14.2 million and USD 0.08 million in recoveries.

Liquidity

CAF’s liquidity policy requires it to maintain sufficient liquid assets to cover at least 12 months of net cash requirements.

Net cash requirements under this new policy are calculated as follows:

(+)	Scheduled loan collections

(+)	Committed paid-in capital payments

(-)	Scheduled debt service

(-)	Committed disbursements

CAF’s investment policy requires that at least 90% of CAF’s liquid assets be held in the form of investment grade instruments rated A-/A3/A- or better by a U.S. nationally recognized statistical rating organization. The remaining portion of CAF’s liquid assets may be invested in non-investment grade instruments rated B-/Ba3/B or better by a U.S. nationally recognized statistical rating organization. CAF’s investment policy emphasizes security and liquidity over yield.

As of December 31, 2024, CAF’s liquid assets consisted of USD 18.1 billion in cash due from banks, deposits with banks, marketable securities and trading and other investments, of which 95.4% were invested in investment grade instruments rated A-/A3/A- or better by a U.S. nationally-recognized statistical rating organization; 32.8% of CAF’s liquid assets were invested in U.S. Treasury Notes, 22.3% in time deposits in financial institutions, 14.8% in commercial paper, 12.6% in corporate and financial institutions bonds, 10.4% in certificates of deposit, and 7.1% in other instruments, including deposits in cash.

As of December 31, 2024, CAF’s liquid assets were distributed by country as follows:

United States	46.4%
Supranationals(1)(2)	9.4%
Japan	5.5%
Qatar	4.6%
Switzerland	4.3%
Chile	4.0%
Germany	3.9%
United Arab Emirates	3.9%
France	2.6%
China	2.6%
South Korea	1.6%
Canada	1.6%
Kuwait	1.6%
Saudi Arabia	1.2%
Spain	1.1%
Ireland	1.1%
Others	4.6%

(1)	Entities formed by multiple countries that operate beyond national boundaries with their own legal framework.
(2)

African Development Bank, Asian Development Bank, Bank for International Settlements, Central American Bank for Economic Integration, Foreign Trade Bank of Latin America, International Bank for Reconstruction and Development, Latin American Reserve Fund, and New Development Bank.

As of December 31, 2023, CAF’s liquid assets were distributed by country as follows:

United States	29.7%
Supranationals(1)(2)	14.0%
Switzerland	8.4%
United Arab Emirates	7.4%
Chile	5.2%
Japan	5.2%
China	5.1%
Germany	4.4%
France	4.3%
Qatar	3.3%
Canada	3.1%
South Korea	2.3%
Kuwait	1.9%
United Kingdom	1.8%
Denmark	1.2%
Australia	0.7%
Others	2.0%

(1)	Entities formed by multiple countries that operate beyond national boundaries with their own legal framework.
(2)

African Development Bank, Asian Development Bank, Bank for International Settlements, Central American Bank for Economic Integration, Inter-American Development Bank, Latin American Reserve Fund, New Development Bank.

Commitments and Contingencies

CAF enters into commitments and contingencies in the normal course of business to facilitate its business and objectives. Commitments and contingencies include:

•	credit agreements subscribed and pending loan disbursements;

•	lines and letters of credit for foreign trade;

•	equity investment agreements subscribed; and

•	partial credit guarantees.

See Note 20 to CAF’s audited financial statements included elsewhere in this post-effective amendment.

Strategy and Capital Resources

CAF’s business strategy is to provide financing for projects, trade, and investment in the shareholder countries. Management expects CAF’s assets to grow in the future, which will increase its need for additional funding. Likewise, maturing debt obligations will need to be replaced. In addition to scheduled capital increases, CAF’s management anticipates a need to increase funds raised in the international capital markets and to maintain funding through borrowings from multilateral and other financial institutions. While the substantial majority of CAF’s equity will continue to be held by full member shareholder countries, CAF intends to continue offering equity participation to associated shareholder countries through the issuances of Series “C” shares to such countries. See “Capital Structure.”

CAF intends to continue its programs to foster sustainable growth within the shareholder countries, and to increase its support for the private sector within their markets, either directly or through financial intermediaries.

PART II

Management’s Report on the Effectiveness of Internal Control over Financial Reporting

Corporación Andina de Fomento (“CAF”)’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Management of CAF is responsible for designing, implementing, and maintaining effective internal control over financial reporting. Management assessed the effectiveness of CAF’s internal control over financial reporting as of December 31, 2024, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on that assessment, CAF’s Management concluded that CAF’s internal control over financial reporting is effective as of December 31, 2024.

There are inherent limitations in the effectiveness of any internal control system, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

CAF’s financial statements as of December 31, 2024, and for the year then ended, have been audited by an independent accounting firm, which has also issued an independent auditor’s report on CAF´s internal control over financial reporting. The Independent Auditor´s Report on Internal Control over Financial Reporting, which is included in this document, expresses an unmodified opinion on CAF’s internal control over financial reporting as of December 31, 2024.

/s/ Sergio Díaz-Granados G
Sergio Díaz-Granados G.
Executive President

/s/ Gabriel Felpeto	/s/ Gianpiero Leoncini
Gabriel Felpeto	Gianpiero Leoncini
Vice-President of Finance	Executive Vice-President

/s/ Samya Paiva	/s/ Paulo Ramiro Diaz
Samya Paiva	Paulo Ramiro Diaz
Corporate Risk Manager	Director of Market, Operational and Internal
Control Risks

February 10, 2025

Independent Auditor’s Report

To the Board of Directors and Shareholders of

Corporación Andina de Fomento (CAF)

Opinion on Internal Control Over Financial Reporting

We have audited the internal control over financial reporting of Corporación Andina de Fomento (CAF) as of December 31, 2024, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, CAF maintained, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on the criteria established in Internal Control – Integrated Framework (2013) issued by COSO.

We also have audited, in accordance with auditing standards generally accepted in the United States of America (GAAS), the financial statements of CAF as of and for the years ended December 31, 2024 and 2023, and our report dated February 10, 2025 expressed an unmodified opinion on those financial statements.

Basis for Opinion

We conducted our audit in accordance with GAAS. Our responsibilities under those standards are further described in the Independent Auditor’s Responsibilities for the Audit of Internal Control Over Financial Reporting section of our report. We are required to be independent of CAF and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for Internal Control over Financial Reporting

Management is responsible for designing, implementing, and maintaining effective internal control over financial reporting, and for its assessment about the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on the Effectiveness of Internal Control over Financial Reporting.

Independent Auditor’s Responsibilities for the Audit of Internal Control Over Financial Reporting

Our objectives are to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and to issue an independent auditor’s report that includes our opinion on internal control over financial reporting. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit of internal control over financial reporting conducted in accordance with GAAS will always detect a material weakness when it exists.

In performing an audit of internal control over financial reporting in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Obtain an understanding of internal control over financial reporting, assess the risks that a material weakness exists, and test and evaluate the design and operating effectiveness of internal control over financial reporting based on the assessed risk.

Definition and Inherent Limitations of Internal Control over Financial Reporting

An entity’s internal control over financial reporting is a process effected by those charged with governance, management, and other personnel, designed to provide reasonable assurance regarding the preparation of reliable financial statements in accordance with accounting principles generally accepted in the United States of America.

An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and those charged with governance; and (3) provide reasonable assurance regarding prevention, or timely detection and correction of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent, or detect and correct, misstatements. Also, projections of any assessment of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte
February 10, 2025

Caracas – Venezuela

Independent Auditor’s Report

To the Board of Directors and Shareholders of

Corporación Andina de Fomento (CAF)

Opinion

We have audited the financial statements of Corporación Andina de Fomento (CAF), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of income, shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of CAF as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with auditing standards generally accepted in the United States of America (GAAS), CAF’s internal control over financial reporting as of December 31, 2024, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 10, 2025 expressed an unmodified opinion on CAF’s internal control over financial reporting.

Basis for Opinion

We conducted our audits in accordance with GAAS. Our responsibilities under those standards are further described in the Independent Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of CAF and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about CAF ability to continue as a going concern for one year after the date that the financial statements are issued.

Independent Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an independent auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about CAF ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Deloitte

February 10, 2025

Caracas – Venezuela

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Balance Sheets

As of December 31, 2024 and 2023

(In thousands of U.S. dollars)

	NOTES	2024	2023
ASSETS
Cash and due from banks		233,196	70,592
Deposits with banks		3,369,941	4,963,938

Cash and due from banks and deposits with banks	3	3,603,137	5,034,530

Marketable securities – trading	4 and 18	13,672,716	9,988,218
Other investments	5	873,792	1,265,038
Loans (US$ 3,003,195 and US$ 2,549,568 at fair value as of December 31, 2024 and 2023, respectively)	6 and 18	33,835,802	33,479,085
Less loan commissions, net of origination costs		175,371	175,732
Less allowance for loan losses	6	84,757	56,913

Loans, net		33,575,674	33,246,440

Accrued interest and commissions receivable:	18
Loans		438,237	508,058
Others		569,565	449,514

		1,007,802	957,572
Derivative financial instruments	17 and 18	535,457	911,749
Equity investments	7	399,765	392,184
Property and equipment, net		100,081	91,675
Other assets	8	2,691,529	1,926,857

TOTAL		56,459,953	53,814,263

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits	9 and 18	3,497,338	4,144,495
Commercial papers	10	3,249,108	4,653,512
Borrowings from other financial institutions (US$ 562,522 and US$ 593,086 at fair value as of December 31, 2024 and 2023, respectively), net	11 and 18	2,124,547	2,046,796
Bonds (US$ 27,250,667 and US$ 24,608,695 at fair value as of December 31, 2024 and 2023, respectively), net	12 and 18	27,396,412	24,759,450
Accrued interest payable	18	1,011,611	846,534
Derivative financial instruments	17 and 18	2,936,482	2,340,647
Accrued expenses and other liabilities	13	255,082	293,109

Total liabilities		40,470,580	39,084,543

SHAREHOLDERS’ EQUITY:	15
Subscribed capital		10,010,895	9,988,015
Less callable capital portion		1,819,660	1,819,660
Less capital subscriptions receivable		2,365,685	2,570,045

Paid-in capital		5,825,550	5,598,310

Additional paid-in capital		4,796,340	4,380,427
Reserves		4,750,983	3,940,935
Retained earnings		616,500	810,048

Total shareholders’ equity		15,989,373	14,729,720

TOTAL		56,459,953	53,814,263

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Income

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

	NOTES	2024	2023
Interest income:
Loans	2 (h)	2,427,594	2,330,525
Investments and deposits with banks	2 (e), 4 and 5	1,082,927	922,659
Loan commissions	2 (h)	58,034	49,239

Total interest income		3,568,555	3,302,423

Interest expense:
Bonds		1,956,078	1,640,106
Commercial papers		234,915	236,761
Deposits		187,814	168,407
Borrowings from other financial institutions		145,982	143,978
Commissions		15,078	10,034

Total interest expense		2,539,867	2,199,286

Net interest income		1,028,688	1,103,137
Provision for loan losses	6	41,929	439

Net interest income, after provision for loan losses		986,759	1,102,698

Non-interest income:
Dividends and equity in earnings of investees	7	11,053	15,939
Other commissions		4,491	2,651
Other income	6 and 7	4,869	39,696

Total non-interest income		20,413	58,286

Non-interest expenses:
Administrative expenses	21	219,646	205,161
Other expenses	7	33,428	5,636

Total non-interest expenses		253,074	210,797

Income before unrealized changes in fair value related to other financial instruments and contributions to Shareholders’ Special Funds		754,098	950,187
Unrealized changes in fair value related to other financial instruments	19	402	(20,139)

Income before contributions to Shareholders’ Special Funds, net		754,500	930,048
Contributions to Shareholders’ Special Funds	22	138,000	120,000

Net income		616,500	810,048

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Shareholders’ Equity

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

				Reserves
	NOTES	Paid-in capital	Additional paid-in capital	General reserve	Article N° 42 of the Constitutive Agreement	Total reserves	Retained earnings	Total shareholders’ equity
BALANCES AS OF DECEMBER 31, 2022		5,525,430	4,252,952	3,189,273	582,693	3,771,966	168,969	13,719,317
Capital increase	15	269,560	489,366	—	—	—	—	758,926
Capital decrease due to shares’ repurchase	6	(196,680)	(361,891)	—	—	—	—	(558,571)
Net income	15	—	—	—	—	—	810,048	810,048
Appropriated for general reserve	15	—	—	152,069	—	152,069	(152,069)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement	15	—	—	—	16,900	16,900	(16,900)	—

BALANCES AS OF DECEMBER 31, 2023		5,598,310	4,380,427	3,341,342	599,593	3,940,935	810,048	14,729,720
Capital increase	15	329,960	604,918	—	—	—	—	934,878
Capital decrease due to shares’ repurchase	6	(102,720)	(189,005)	—	—	—	—	(291,725)
Net income	15	—	—	—	—	—	616,500	616,500
Appropriated for general reserve	15	—	—	728,548	—	728,548	(728,548)	—
Appropriated for reserve pursuant to Article N° 42 of the Constitutive Agreement	15	—	—	—	81,500	81,500	(81,500)	—

BALANCES AS OF DECEMBER 31, 2024		5,825,550	4,796,340	4,069,890	681,093	4,750,983	616,500	15,989,373

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Statements of Cash Flows

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

	NOTES	2024	2023
OPERATING ACTIVITIES:
Net income		616,500	810,048
Adjustments to reconcile net income to net cash used in operating activities:
Unrealized gain on marketable securities – trading		(39,176)	(121,961)
Loan commissions, net of amortization of origination costs		(20,804)	(18,467)
Provision for loan losses	6	41,929	439
Impairment charge for equity investments	7	7,797	1,336
Unrealized changes in fair value related to equity investment	7	14,608	(11,403)
Equity in earnings of investees	7	(4,300)	(11,005)
Amortization of deferred charges		7,116	3,187
Depreciation of property and equipment		7,948	8,650
Provision for employees’ severance benefits		18,871	17,723
Provision for employees’ savings plan		581	607
Unrealized changes in fair value related to other financial instruments	19	(402)	20,139
Net changes in operating assets and liabilities:
Marketable securities – trading, net		(3,648,306)	(1,490,393)
Accrued interest and commissions receivable		(50,231)	(283,683)
Other assets		(34,675)	(31,362)
Accrued interest payable		165,077	280,619
Severance benefits paid or advanced		(12,387)	(15,862)
Employees’ savings plan paid or advanced		837	(1,648)
Accrued expenses and other liabilities		917	(47,366)

Total adjustments and net changes in operating assets and liabilities		(3,544,600)	(1,700,450)

Net cash used in operating activities		(2,928,100)	(890,402)

INVESTING ACTIVITIES:
Purchases of other investments	5	(5,007,290)	(2,694,830)
Maturities of other investments	5	5,398,536	1,814,033
Loan origination and principal collections, net	6	(687,545)	(3,229,529)
Equity investments, net	7	(25,686)	10,667
Property and equipment, net		(16,354)	(1,521)

Net cash used in investing activities		(338,339)	(4,101,180)

FINANCING ACTIVITIES:
Net decrease in deposits	9	(647,157)	(514,720)
Proceeds from commercial papers	10	22,518,839	66,484,410
Repayment of commercial papers	10	(23,923,243)	(66,449,695)
Net (decrease) increase in derivative-related collateral		(775,457)	1,239,557
Proceeds from issuance of bonds	12	7,027,579	6,505,253
Repayment of bonds	12	(3,352,877)	(4,574,471)
Proceeds from borrowings from other financial institutions		646,970	186,023
Repayment of borrowings from other financial institutions		(594,486)	(252,632)
Proceeds from issuance of shares	15	934,878	758,926

Net cash provided by financing activities		1,835,046	3,382,651

NET DECREASE IN CASH AND DUE FROM BANKS AND DEPOSITS WITH BANKS		(1,431,393)	(1,608,931)
CASH AND DUE FROM BANKS AND DEPOSITS WITH BANKS AT BEGINNING OF THE YEAR		5,034,530	6,643,461

CASH AND DUE FROM BANKS AND DEPOSITS WITH BANKS AT END OF THE YEAR		3,603,137	5,034,530

SUPPLEMENTAL DISCLOSURE:
Interest paid during the year		2,316,780	1,925,433

NON-CASH FINANCING ACTIVITIES:
Principal collections – Loans	6	291,725	558,571

Capital decrease	6	(291,725)	(558,571)

Change in derivative instruments assets		376,292	(451,940)

Change in derivative instruments liabilities		595,835	(969,331)

See accompanying notes to the financial statements

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

1.	ORIGIN

Business description – Corporación Andina de Fomento (CAF) began its operations on June 8, 1970 and was established under public international law which abides by the provisions set forth in its Constitutive Agreement. Series “A” and “B” shareholder countries are: Argentina, Bolivia, Brazil, Chile, Costa Rica, Colombia, Dominican Republic, Ecuador, El Salvador, Honduras, Panamá, Paraguay, Perú, Trinidad and Tobago, Uruguay and Venezuela. Series “C” shareholder countries are: Barbados, Bahamas, Jamaica, Mexico, Portugal and Spain. In addition, there are 13 Commercial banks which are Series “B” shareholders.

CAF is headquartered in Caracas, Venezuela and has offices in Asunción, Paraguay; Bogotá, Colombia; Brasilia and Sao Paulo, Brazil; Buenos Aires, Argentina; México City, México; Panamá City, Panamá; La Paz, Bolivia; Lima, Perú; Madrid, Spain; Montevideo, Uruguay; Port of Spain, Trinidad and Tobago, Quito, Ecuador, San Salvador, El Salvador, Santiago de Chile, Chile and Santo Domingo, Dominican Republic.

CAF is a development bank committed to supporting the countries of Latin America and the Caribbean and improving the quality of life in the region. Our actions promote sustainable development and regional integration. We serve the public and private sectors, through credit, non-refundable resources, and supports in the technical and financial structuring of projects to a broad client base of 22 countries, private companies, and financial institutions.

CAF offers financial and related services to the governments of its shareholder countries, as well as their public and private institutions, corporations and joint ventures. CAF’s principal activity is to provide short, medium and long-term loans to finance projects, working capital, trade activities and to undertake feasibility studies for investment opportunities in shareholder countries. Furthermore, CAF manages and supervises third-party cooperation funds owned and sponsored by other countries and organizations, destined to finance programs agreed upon with donor countries and organizations which are in line with CAF’s policies and strategies.

CAF raises funds to finance its operations from sources both within and outside its shareholder countries.

2.	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a.

Financial statement presentation – The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles with the U.S. dollar as the functional currency.

b.

Use of estimates – The preparation of the accompanying financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheets, as well as the amounts reported as revenues and expenses during the corresponding reporting period. The most important estimates related to the preparation of the accompanying financial statements refer to estimating the allowance for loan losses, and valuation and classification at fair values of financial instruments, among others. Management believes these estimates are adequate. Actual results could differ from those estimates.

c.

Transactions denominated in other currencies – Transactions denominated in currencies other than U.S. dollars are converted into U.S. dollars at exchange rates in effect at the dates of the transactions. Currency balances other than U.S. dollars are converted into U.S. dollars at year-end exchange rates. Any foreign exchange gains or losses, including related hedge effects, are included in the statements of income.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

d.

Cash and due from banks and deposits with banks – Cash and due from banks and deposits with banks comprised of cash, due from banks and short-term deposits with banks with an original maturity of three months or less.

e.

Marketable securities – trading – These investments are classified as trading marketable securities, according to management’s intention and are recorded on the trade date. Trading marketable securities are securities that are mainly bought and held principally for the purpose of selling them in the near term and therefore held for only a short period of time. Trading marketable securities are recorded at fair value. Gains and losses from sales of trading marketable securities and changes in the fair value of trading marketable securities are included in interest income of investments and deposits with banks in the statements of income.

CAF’s marketable securities policies require: (i) at least 90% of investments with a long-term rating of A-, A3, A- or above, the rating is determined for the lowest among Standard & Poors (S&P), Moody’s and/or Fitch, respectively, in US dollar or its equivalent in local currency; (ii) No investment can have a long-term rating lower than B, B2, B; or short-term rating lower than A-2, P-2; F-2, determined for the lowest rating among S&P, Moody’s and/or Fitch, respectively; or be unrated; (iii) Investments with governments or governments’ agencies rated AA+ have a limit of up to 7% of the liquid assets excluding US Government securities (bonds, notes and treasury bills) and Bank for International Settlements securities where the limit is up to 50% of the liquid assets.

f.

Other investments – mainly includes the following: (i) Deposits with banks due more than 90 days (original maturity), and (ii) Special Drawing Rights (SDR). SDR are an international reserve asset issued by the International Monetary Fund (IMF) as a complementary official reserve for member countries. SDR’s value is based on a five currencies basket (the US dollar, the Euro, the Chinese renminbi, the Japanese yen, and the British pound sterling).

g.

Reverse repurchase agreements – CAF has entered into reverse repurchase agreements as part of liquidity management. Under a reverse repurchase agreement, CAF purchases securities with an agreement to resell them to the counterparty on a specific date for a specific price plus interests, with earlier resale permitted. Securities purchased under reverse repurchase agreements are included in the balance sheets under account “Securities purchased under resale agreement” and interests thereon are included in the statements of income under “Investments and deposits with banks”.

All securities covered under reverse repurchase agreements are carried at face value, which approximate fair value due to their short-term in nature and minimal credit risk. There are no open positions as of December 31, 2024 and 2023.

h.

Loans – CAF grants short, medium and long-term loans for execution of projects, working capital, trade activities and to undertake feasibility studies for investment opportunities, both to public and private entities, for development and integration programs and projects in shareholder countries.

For credit risk purposes, CAF classifies its loans as follow:

(i)	Sovereign loans – Include loans granted to national, regional or local governments or decentralized institutions and other loans fully guaranteed by national governments.

(ii)	Non-sovereign loans – Include loans granted to corporate and financial sectors (public and private sectors), among others, which are not guaranteed by national governments.

Loans are carried at their unpaid principal balances less: (i) write-offs, (ii) the allowance for loan losses, and (iii) loan commission fees received upon origination net of certain direct origination costs. Interest income is accrued on the unpaid principal balance. Loan commission fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the effective interest method and are presented as interest income – loan commissions in the statements of income.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

Factors considered by management in determining non-accrual loans are payment status and the probability of collecting scheduled principal and interest payments when due.

Private sector loans that are 90 days overdue or public sector loans that are over 180 days overdue are placed on non-accrual status and, as result, the accrual for interest on non-accrual loans is discontinued unless the loans are well-secured and in process of collection.

Interest accrued but not collected for loans that are placed on non-accrual loans status is reversed against interest income. The interest on non-accrual loans is accounted for on a cash-basis, until the loans qualify for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

When a loan is overdue, CAF will immediately suspend any pending disbursement for said loan and for any other loans in which the client is the borrower, beneficiary or guarantor for CAF. CAF charges late payments fees on these overdue loans included in the statements of income as part of loans’ interest income.

Loan losses, partial or total, are written off against the allowance for loan losses when management confirms the uncollectability of a loan balance. Subsequent recoveries on written off loans, if any, will be credited to the allowance for loan losses.

CAF maintains risk exposure policies to avoid concentrating its loans in any one country or economic group, which might be affected by market situations or other circumstances. According to CAF’s policies on risk exposure, the consolidated exposure of a member country (Series “A” and “B” shareholders) must not exceed 20% of the consolidated exposure of all CAF operations, and 75% of the CAF’s net shareholders’ equity. For Series “C” shareholders, the risk exposure must not exceed eight times the contributions received by CAF from that country. Additionally, the consolidated exposure of a client in the public/mixed sector considered as non-sovereign risk, or private sector must not exceed 7,5% or 5,0%, respectively, of CAF’s net shareholders’ equity.

CAF reviews, on a semi-annual basis, the credit risk rating of its non-sovereign loans portfolio and classifies the risk into the following categories*:

(i)	AAA: A client/issuer classified as “AAA” presents an extremely strong capacity to meet financial commitments. “AAA” is the highest rating granted.

(ii)	AA: A client/issuer classified as “AA” presents a very strong capacity to meet financial commitments. This client/issuer differs from the highest-rated clients/issuers only to a small degree.

(iii)

A: A client/issuer classified as “A” presents a strong capacity to meet financial commitments but is a little more vulnerable to adverse effects of changes in economic conditions and situations than the highest-rated clients/issuers.

(iv)

BBB: A client/issuer classified as “BBB” presents an adequate capacity to meet financial commitments. However, it is more likely that adverse economic conditions or changing circumstances will undermine the debtor’s capacity to meet financial commitments.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

(v)

BB: A client/issuer classified as “BB” is less vulnerable, in the short term, than other issuers with lower ratings. However, this client/issuer is always facing uncertainty and exposure in the event of adverse business, financial or economic situations, which may make its capacity to meet financial commitments inadequate.

(vi)

B: A client/issuer classified as “B” is more vulnerable to payment default than clients/issuers with “BB” rating, but currently presents capacity to meet financial commitments. Adverse business, financial or economic conditions would probably undermine the capacity or will of the client/issuer to meet financial commitments.

(vii)	CCC: A client/issuer classified as “CCC” is currently vulnerable and dependent on favorable business, financial and economic conditions to meet financial commitments.

(viii)	D: A client/issuer is classified as D in case of payment default with CAF exceeding 90 days.

* Ratings “AA” – “CCC” may be modified by adding a plus (+) or minus (-) sign to show their relative position in the rating categories.

i.

Allowance for loan losses – The allowance for credit losses is maintained at a level CAF believes to be appropriate to absorb expected lifetime credit losses over the contractual life of the loan portfolio and consider available information relevant to assessing the collectability of cash flows including a combination of internal and external information relating to past events, current conditions, and reasonable and supportable forecasts.

The allowance for loan losses reflects CAF’s current estimate of all expected credit losses based on the information available at the date of the balance sheet, and these information are assessed and updated timely taking into account the market’s characteristics, policies and macroeconomic perspectives to adequately reflect the effect of those changes in borrower credit ratings and therefore in expected credit losses.

For purposes of determining the allowance for expected credit losses, CAF management classifies its loans for credit risk purposes into sovereign loans and non-sovereign loans. The allowance for loan losses is estimated considering the credit risk exposure, default probability in each point of the credit exposure lifetime and loss given default, recognizing such lifetime expected effects in profit or loss for the reporting period.

Sovereign loans within each country exhibit similar risk characteristics, therefore, the allowance for loan losses on sovereign loans is collectively evaluated and established by CAF based on the individual long-term foreign currency debt rating applicable to the borrower countries, under the Basel Committee criteria using the existing risk ratings of three recognized international agencies at the date of preparation of the financial statements. This long-term debt rating considers a default probability. Given CAF’s status as a de facto preferred creditor, its multilateral financial institution condition, and its borrowers’ interest in maintaining their credit standing with CAF, and considering as well the immunities and privileges conferred by its shareholder countries, which are established in CAF’s Constitutive Agreement and other similar agreements, adjustments are made to reflect a lower default probability equivalent to four levels to the average rating referred above. Historically, none of its sovereign loans has ever been written off. It is not the policy of CAF to restructure its sovereign loans and management does not have any expectation of writing off such loans.

For the non-sovereign loans, the allowance for loan losses is individually evaluated by considering CAF’s internal rating of each borrower, using the probability of default associated with that rating, as well as the loss given default.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

CAF considers that external data provided by risk rating agencies used to determine the probability of default reflects its expectations about the future economic conditions and there are no other adjustments regarding historical loss information and future conditions that should be considered as significant factor to determining the expected collectability.

CAF assesses and determine the loss given default which considers the CAF´s status as a de facto preferred creditor, the immunities and privileges conferred by its shareholder countries, the collateral of each loan, the effect of interest on late payments to avoid the potential impairment derived by the time value of money and the evidence of historical loss data collected for each country through the years. In addition, given the nature of CAF´s lending activities as multilateral bank, in case of delay on payments of sovereign loans, the loss given default reflects the expectation to collect the total amount due, including accrued interests and commissions receivable for the period of delay.

A specific allowance for loan losses is individually evaluated and established by CAF for loans in non-accrual status as these loans do not have the same risk characteristics as other loans. A loan is considered in non-accrual status when, based on currently available information and events, it is probable that CAF will not recover the total amount of principal and interest as agreed in the terms of the original loan contract. The allowance for loan losses is determined on a loan-by-loan basis based on the present value of expected future cash flows, discounted at the original loan’s effective interest rate.

j.

Equity investments – CAF invests in equity securities of companies and funds in strategic sectors, with the objective of promoting the development of such companies and funds and their participation in the securities markets and to serve as a catalyst in attracting resources to shareholder countries.

If CAF has the ability to exercise significant influence over the operating and financial policies of the investee, which is generally presumed to exist when CAF holds an ownership interest in the voting stock of an investee between 20% and 50%, the equity investments are accounted for using the equity method. Under the equity method, the carrying amount of the equity investment is adjusted to reflect CAF’s proportionate share of earnings or losses, dividends received and certain transactions of the investee Company.

Other than those accounted for under the equity method, CAF recorded investments in equity securities without readily determinable fair value, as follows:

(i)

Direct investments in equity securities of companies – These investments without readily determinable fair value, which do not qualify for the net asset value practical expedient to estimate fair value, are accounted for at cost minus impairment (if any), plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer.

(ii)	Equity investments in funds – These investments are carried at fair value using the net asset value practical expedient to estimate fair value.

Dividend income from equity investments without readily determinable fair value is recognized when CAF’s right to receive payment has been established.

Impairment of investment accounted for under the equity method.

An investment accounted for under the equity method is considered impaired and an impairment loss is recognized only if there are circumstances that indicate impairment as a result of one or more events (“loss events”) that have occurred after recognition of such investment.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

An impairment charge is recorded whenever a decline in value of an investment below its carrying amount is determined to be other-than-temporary. In determining if a decline is other-than-temporary, factors such as the length of time and extent to which the fair value of the investment has been less than the carrying amount of the investment, the near-term and longer-term operating and financial prospects of the affiliate and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery are considered. Which are included in the statements of income as part of other expenses.

k.

Property and equipment, net – Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair expenses are charged directly to the statements of income for the year as incurred, while improvements and renewals are capitalized. Depreciation is calculated using the straight-line method and charged to the statements of income over the estimated useful life of assets.

The estimated useful life for assets is as follows:

Buildings	30 years

Building improvements	15 years

Leasing building improvements	Term of leasing contract

Furniture and equipment	2 to 10 years

Vehicles	5 years

l.	Other assets – Other assets mainly include the following:

(i)

Derivative-related collateral – CAF receives or provides cash collateral from or to individual swap and futures counterparties to mitigate its credit exposure to these counterparties. It is the policy of CAF to restrict and invest cash collateral received from swap and futures counterparties for fulfilling its obligations under the collateral agreement. CAF records cash collateral received in other assets with a corresponding obligation to return the cash collateral received recorded in accrued expenses and other liabilities. Cash collateral provided to swap and futures counterparties, under the collateral agreement, are recorded in other assets.

(ii)

Intangible assets – Include software investments which are reported at cost less accumulated amortization. The amortization is calculated with the straight-line method over the useful life estimated by CAF. The estimated useful life of these assets is between 2 and 5 years.

m.

Deposits – Deposits are recorded at amortized cost, except for some deposits that are designated a fair value hedge or as an economic hedge. Gains or losses resulting from changes in the fair value of these deposits are recognized in the statements of income when they occur.

n.	Commercial papers – Commercial papers are recorded at amortized cost net of premiums and discounts.

o.

Borrowings from other financial institutions – The borrowings from other financial institutions, both local or foreign financial institutions, are recorded at amortized cost, except for some borrowings that are designated a fair value hedge or as an economic hedge. The up-front costs and fees related to the issuance of borrowings recorded at amortized cost are deferred and reported in the balance sheets as a direct deduction from the face amount of borrowings and amortized during the term of the borrowings as interest expense. The up-front cost and fees related to borrowings that are designated a fair value hedge or as an economic hedge are recognized in the statements of income when they occur.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

p.	Bonds – Medium and long-term bond issuances, whose objective is to provide the financial resources required to finance CAF’s operations, are recorded as follows:

(i)

Bonds denominated in currencies other than the US$ are recognized at fair value. Gains or losses resulting from changes in the fair value of these bonds, as well as the related bond’s up-front costs and fees, are recognized in the statements of income when they occur. CAF enters into cross-currency and interest rate swaps to economically hedge the interest rate and foreign exchange risks related with these bonds.

(ii)

Bond denominated in US$ are recognized at fair value. The interest rate risk on US$ denominated bonds is hedged using interest rate swaps, and such interest rate swaps are designated as part of fair value hedge accounting relationships assuming no hedge ineffectiveness (the “shortcut method”). The related bond’s up-front costs and fees are deferred and reported in the balance sheets as a direct deduction from the face amount of the bonds and amortized during the term of the bonds as interest expense.

Partial repurchases of bond issuances result in derecognition of the corresponding liabilities. The difference between the repurchase price and the bond’s carrying amount is recognized as income/loss for the year.

q.

Employees’ severance benefits – Accrual for severance benefits comprises all the liabilities related to the workers’ vested rights according to CAF’s employee policies and the applicable labor law of the member countries. The accrual for employee severance benefits is presented as part of “Employees’ severance benefits and savings plan” account under “Accrued expenses and other liabilities” caption.

Under CAF’s employee policies, employees earn a severance benefit equal to five days of salary per month, up to a total of 60 days per year of service. From the second year of service, employees earn an additional two days salary for each year of service (or fraction of a year greater than six months), cumulative up to a maximum of 30 days of salary per year. Severance benefits are recorded in the accounting records of CAF as they are incurred and interest on the amounts owed to employees are paid annually as a result of employees’ rights to receive severance benefits accrued in the year in which earned.

In the case of unjustified dismissal or involuntary termination, employees have the right to an additional severance benefit of one month of salary per year of service, until a top of 150 salary days.

r.

Pension plan – CAF has established a defined benefit plan (the Plan), which is mandatory for all employees hired on or after the establishment of the Plan and voluntary for all other employees. The Plan’s benefits are calculated based on years of service and the average salary of the three consecutive years in which the employee received the highest salary. CAF periodically updates the benefit obligations considering actuarial assumptions.

s.	Derivative financial instruments and hedging activities – CAF records all derivative financial instruments on the balance sheet at fair value, regardless of the purpose or intent for holding them.

CAF’s policy is not to enter into derivative financial instruments for speculative purposes. CAF also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair values of the hedged items.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

Derivative financial instruments that are considered to be hedges from an accounting perspective are recognized in the balance sheet at fair value with changes in fair value either: (1) offset by changes in fair value of the hedged assets, liabilities or firm commitments through earnings within “Derivative financial instruments assets” or “Derivative financial instruments liabilities” if the derivative is designated as a fair value hedge, or (2) recognized in other income until the hedged item is recognized in earnings if the derivative is designated as a cash flow hedge. The ineffective portion of the change in fair value for a hedged derivative is immediately recognized in earnings as a component of “Unrealized changes in fair value related to other financial instruments”, regardless of whether the hedged derivative is designated as a cash flow or fair value hedge. In all situations in which hedge accounting is discontinued, CAF, recognizes any changes in its fair value in the statements of income.

CAF discontinues hedge accounting prospectively upon determining that the derivative financial instrument is no longer effective in offsetting changes in the fair value of the hedged item; the derivative expires or is sold, terminated or exercised; the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that the designation of the derivative financial instrument as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative financial instrument no longer qualifies as an effective fair value hedge, CAF continues to carry the derivative financial instrument on the balance sheets at its fair value, but no longer adjusts the hedged asset or liability for changes in fair value.

Certain derivative financial instruments, although considered to be an effective hedge from an economic perspective (economic hedge), have not been designated as a hedge for accounting purposes. The changes in the fair value of such derivative financial instruments are recognized in the statements of income, concurrently with the change in fair value of the underlying assets and liabilities.

t.

Fair value of financial instruments and fair value measurements – An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Accounting guidance establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs used to measure fair value may fall into one of three levels:

Level 1 – Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 – Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 – Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

u.

Guarantee fee income – CAF provides guarantees on loans originated by third parties to support projects located within a shareholder country that are undertaken by public and private entities. CAF may offer guarantees of private credit agreements or it may offer public guarantees of obligations of the securities of third-party issuers. CAF generally offers partial credit guarantees with the intention of sharing the risk with private lenders or holders of securities. CAF’s responsibility is limited to paying up to the amount of the guarantee upon default by the client. The guarantee fee income received is deferred and recognized in statement of income – Loan commissions over the period covered by the guarantee.

v.

Provision for guarantees losses – Provision for guarantees is maintained at a level CAF believes adequate to absorb probable losses inherent to the guaranteed loans originated by third parties as of the date of the financial statements. Guaranteed loans are classified as either sovereign or non-sovereign. Provision for guarantees is estimated by CAF considering the credit risk exposure, default probability and loss given default. Provision for sovereign guarantees losses is based on the individual long-term foreign currency debt rating of the guarantor countries (“sovereign risk rating”) under the Basel Committee criteria based on the existing risk ratings of three recognized international risk rating agencies at the date of the financial statements’ preparation. These sovereign risk ratings have associated default probability. Given CAF’s status as a de facto preferred creditor, arising from its status as a multilateral financial institution and from the interest of its borrowers in maintaining their credit standing with CAF, and taking into account the immunities and privileges conferred by its shareholder countries, which are established in CAF’s Constitutive Agreement and other similar agreements, a factor that reflects a lower default probability – usually equivalent to four levels up in this weighted average rating is used. For non-sovereign guarantees, the provision is determined by considering the CAF internal individual rating of each client, internally assigned and the loss given default.

The provision for guarantees losses are reported as other liabilities.

w.	Recent accounting pronouncements –

Recently adopted accounting pronouncements

ASU 2024-03, Expense Disaggregation Disclosures

On November 4, 2024, the FASB issued ASU 2024-03 which requires the disclosure of income statement expenses, for public business entities, specified information about costs and expenses. The ASU requires disaggregation of certain expenses into specified categories in disclosures within the footnotes to the financial statements. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, for all public business entities. CAF early adopted this ASU and did not have material disclosure effects in the financial statements.

Accounting pronouncements pending adoption

ASU 2023-06, Disclosure Improvements

On October 9, 2023, the FASB issued ASU 2023-06, which amends the disclosure or presentation requirements related to various subtopics in the FASB Accounting Standards Codification (the “Codification”). The ASU was issued in response to the Security Exchange Commission (SEC) Disclosure Update and Simplification Initiative that updated and simplified disclosure requirements that the SEC believed were “redundant, duplicative, overlapping, outdated, or superseded.” The new guidance is intended to align U.S. GAAP requirements with those of the SEC and to facilitate the application of U.S. GAAP for all entities. CAF will not early adopt this ASU and estimates it will not have material effects in the financial statements. For all entities

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

within the scope of the affected Codification subtopics, if by June 30, 2027, the SEC has not removed the applicable requirement from Regulation S-X or Regulation S-K, the pending content of the associated amendment will be removed from the Codification and will not become effective for any entities.

ASU 2024-04, Debt with Conversion and Other Options

On November 26, 2024, the FASB issued ASU 2024-04 to improve the relevance and consistency in application of the induced conversion guidance in Subtopic 470-20 for (a) convertible debt instruments with cash conversion features and (b) debt instruments that are not currently convertible. This Update is effective for all entities for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in Update 2020-06. The adoption of this ASU will not have material effects in the CAF’s financial statements.

3.	CASH AND DUE FROM BANKS AND DEPOSITS WITH BANKS

Cash and due from banks and deposits with banks with original maturity of three months or less include the following:

	December 31, 2024	December 31, 2023
Cash and due from banks	233,196	70,592

Deposits with banks:
U.S. dollars	3,337,799	4,793,922
Euro	32,142	170,016

	3,369,941	4,963,938

	3,603,137	5,034,530

4.	MARKETABLE SECURITIES – TRADING

A summary of trading securities follows:

	December 31, 2024		December 31, 2023
	Amount	Average maturity (years)	Amount	Average maturity (years)
U.S. Securities(1)	5,916,834	0.69	2,542,017	1.45

Non-U.S. governments and government entities bonds	324,895	2.46	423,908	1.74

Financial institutions and corporate securities:
Commercial paper	2,417,869	0.30	2,610,195	0.39
Certificates of deposits(2)	1,995,211	0.31	2,103,754	0.39
Bonds	2,197,129	2.28	1,818,551	2.54
Collateralized mortgage obligation	409,345	4.68	377,665	4.56
Liquidity funds(3)	307,422	—	112,128	—
Exchange Traded Fund(4)	104,011	—	—	—

	7,430,987	1.15	7,022,293	1.18

	13,672,716	0.98	9,988,218	1.27

(1)	U.S. securities include Treasury Notes and U.S. Treasury Bills.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

(2)

Each certificate of deposit bears a maturity date and specified fixed interest rate. It also is held through The Depository Trust Company and has a CUSIP number, which is a code that identifies a financial security and facilitates trading.

(3)	The liquidity funds are comprised of short-term (less than one year) securities representing high-quality liquid debt and monetary instruments.

(4)	The exchange-traded fund (ETF) is a type of pooled investment security that holds multiple underlying assets.

The fair value of marketable securities includes net unrealized gains of US$ 95,201 and US$ 56,025 as of December 31, 2024 and 2023, respectively.

For the years ended December 31, 2024 and 2023, Interest income – Investments and deposits with banks includes interest income for US$ 736,056 and US$ 659,138 respectively, and gains on the mark-to-market valuations for US$ 347,679 and US$ 260,233, respectively. The fluctuation in Interest income – Investments and deposits with banks is mainly due to the increase in investment portfolio.

CAF places its short-term (less than one year) investments mainly in high grade financial institutions and corporate securities. CAF has conservative investment guidelines that limit the amount of credit risk exposure, considering among other factors, limits as to credit ratings, limits as to duration exposure, specific allocations by type of investment instruments and limits across sector and currency allocation. As of December 31, 2024 and 2023, CAF does not have any significant concentration of credit risk based on credit rating according to its investment guideline. Non-US dollar-denominated securities included in marketable securities amounted to the equivalent of US$ 421,568 and US$ 283,554 as of December 31, 2024 and 2023, respectively.

Maturity of marketable securities are as follows:

	December 31, 2024	December 31, 2023
No maturities(1)	411,433	112,128
Less than one year	8,417,721	5,897,276
Between one and two years	3,158,912	2,377,609
Between two and three years	667,831	677,273
Between three and four years	421,572	309,478
Between four and five years	246,651	366,187
Over five years	348,596	248,267

	13,672,716	9,988,218

(1)	Include liquidity funds and ETF.

5.	OTHER INVESTMENTS

Other investments are as follows:

	December 31, 2024	December 31, 2023
Deposits with banks due more than 90 days
U.S. dollars	712,598	1,095,009
Euro	—	44,160

	712,598	1,139,169

Special drawing rights	161,194	125,869

	873,792	1,265,038

The interest rates on deposits with banks ranged from 4.14% to 5.62% as of December 31, 2024 and from 2.52% to 6.60% as of December 31, 2023.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

Since February 2023, CAF was named authorized holder by the IMF allowing it hold and exchange SDRs only with authorized holders. SDRs holdings earn interest which is determined on weekly basis. The interest rate as of December 31, 2024 and 2023 is 3.20% and 4.15%, respectively.

For the years ended December 31, 2024 and 2023, Interest income – Investments and deposits with banks includes interest income for US$ 6,822 and US$ 1,912, respectively, and loss in currency exposure for US$ 7,630 and gain for US$ 1,376, respectively, related to SDRs investments.

6.	LOANS

Loans mainly include loans with Series “A” and “B” shareholder countries, or private institutions or companies domiciled in those countries. Loans by country are summarized as follows:

	December 31, 2024	December 31, 2023
Shareholder country:
Argentina	4,874,550	5,503,626
Barbados	187,925	175,013
Bolivia	2,780,434	2,948,465
Brazil	3,217,994	2,970,763
Chile	408,698	244,000
Colombia	4,060,435	3,842,359
Costa Rica	485,505	497,638
Dominican Republic	445,937	445,105
Ecuador	4,230,310	4,246,954
El Salvador	469,083	302,000
Mexico	1,062,500	980,000
Panama	2,630,681	2,582,659
Paraguay	2,488,370	2,373,889
Peru	1,751,423	1,836,850
Trinidad & Tobago	1,372,221	1,305,459
Uruguay	1,624,725	1,331,442
Venezuela	1,939,316	2,135,370

Total	34,030,107	33,721,592
Fair value adjustments	(194,305)	(242,507)

	33,835,802	33,479,085

Fair value adjustments of loans represent mainly adjustments to the amount of loans for which the fair value option is elected.

As of December 31, 2024 and 2023, loans denominated in currencies other than U.S. dollar were granted for an equivalent of US$ 1,188,035 and US$ 696,136, respectively, mainly in Colombian pesos, Dominican pesos, Uruguayan pesos, Brazilian reales, Swiss francs, Paraguayan guarani, Bolivian bolivianos, Chilean pesos and Japanese yen. All these loans are hedged with swaps, Borrowings from other financial institution and Bonds. As of December 31, 2024 and 2023, fixed interest rate loans amounted to US$ 2,566,260 and US$ 2,226,339, respectively.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

Loans classified by sector borrowers and the weighted average yield of the loan portfolio is shown below:

	December 31, 2024		December 31, 2023
	Amount	Weighted average yield (%)	Amount	Weighted average yield (%)
Public sector	32,599,975	6.44	32,327,694	7.30
Private sector	1,430,132	6.82	1,393,898	7.45

	34,030,107	6.45	33,721,592	7.30

The public sector includes entities of national governments, subnational entities, public companies owned by the latter, or mixed companies controlled by national governments or subnational entities.

The private sector includes entities controlled by private investors.

Loans by industry segments are as follows:

	December 31, 2024		December 31, 2023
	Amount	%	Amount	%
Infrastructure programs	14,164,668	42	14,364,602	43
Transport, warehousing and communications	9,137,554	27	9,003,229	27
Electricity, gas and water supply	5,257,924	15	5,327,072	16
Health and social services	2,892,114	8	2,665,148	8
Financial services – Development banks	1,304,144	4	985,000	2
Financial services – Commercial banks	1,132,330	4	1,259,164	4
Agriculture, hunting and forestry	56,630	—	70,724	—
Others	84,743	—	46,653	—

	34,030,107	100	33,721,592	100

Loans mature as follows:

	December 31, 2024	December 31, 2023
Less than one year	5,171,261	5,715,772
Between one and two years	3,367,270	3,175,175
Between two and three years	3,533,696	3,079,662
Between three and four years	3,199,251	3,210,996
Between four and five years	3,160,217	2,936,228
Between five and ten years	10,313,580	10,231,497
Between ten and fifteen years	4,302,935	4,159,272
Over fifteen years	981,897	1,212,990

	34,030,107	33,721,592

CAF maintains an internal risk rating system to evaluate the quality of the non-sovereign loans, which identifies, through a standardized rating and review parameters, those risks related to credit transactions in order to determine an internal risk rating classification designed by CAF. For purpose of determining the allowance for loan losses of sovereign loans as of December 31, 2024 and 2023, rating assigned by external agencies are used.

The credit quality of the sovereign loans used in estimating the allowance for credit losses is based on the individual long-term foreign currency debt rating applicable to the borrower countries, which is determined under the Basel Committee criteria based on the existing risk ratings of three recognized international agencies as of the date of preparation of the financial statements. The credit quality by year of origination and taking the Moody’s rating as a reference as of December 31, 2024, is as follows:

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

		Year of origination
Country	Credit Rating	2024	2023	2022	2021	2020	Prior	Total
Argentina	Ca	474,202	869,607	516,970	819,346	662,000	1,448,327	4,790,452
Barbados	B3	—	—	—	49,143	100,000	38,782	187,925
Bolivia	Caa3	24,291	48,917	607,759	350,000	37,594	1,624,708	2,693,269
Brazil	Ba1	—	7,479	606,713	—	553,023	1,688,701	2,855,916
Colombia	Baa2	350,000	250,000	600,000	500,000	350,000	1,346,563	3,396,563
Costa Rica	Ba3	—	—	—	—	435,484	15,324	450,808
Dominican Republic	Ba3	3,297	—	300,000	84,773	—	57,866	445,936
Ecuador	Caa3	317,937	269,914	463,774	580,367	622,659	1,809,008	4,063,659
El Salvador	B3	127,770	266,313	75,000	—	—	—	469,083
Mexico	Baa2	500,000	—	300,000	—	262,500	—	1,062,500
Panama	Baa3	225,000	32,969	302,703	330,611	378,571	1,097,826	2,367,680
Paraguay	Baa3	72,190	191,281	353,072	257,000	454,615	1,088,694	2,416,852
Peru	Baa1	—	500,000	169,551	531,898	—	427,301	1,628,750
Trinidad & Tobago	Ba2	120,000	75,000	120,000	175,000	317,562	564,660	1,372,222
Uruguay	Baa1	743,088	114,369	165,817	240,000	35,714	165,088	1,464,076
Venezuela	C	—	—	—	—	—	1,939,316	1,939,316

		2,957,775	2,625,849	4,581,359	3,918,138	4,209,722	13,312,164	31,605,007

The credit quality of the non-sovereign loan portfolio by year of origination, as represented by the internal credit risk classification as of December 31, 2024, is as follows:

	Year of origination
Credit Rating	2024	2023	2022	2021	2020	Prior	Total
A	75,000	—	—	—	—	—	75,000
A-	400,000	—	—	—	—	48,000	448,000
BBB+	3,088	—	—	11,398	4,443	129,355	148,284
BBB-	150,000	10,604	1,762	—	—	—	162,366
BB+	50,000	60,000	—	—	—	4,697	114,697
BB	333,054	—	34,147	—	—	185,489	552,690
BB-	287,655	57,615	12,521	26,842	22,065	—	406,698
B+	96,152	30,000	—	—	44,444	—	170,596
B	15,000	—	—	—	—	—	15,000
B-	149,508	17,143	—	—	—	38,152	204,803
CCC+	2,166	—	—	—	—	—	2,166
CCC	—	47,500	—	—	—	16,598	64,098
CCC-	—		—	—	—	24,520	24,520
D	—	—	—	—	—	36,182	36,182

	1,561,623	222,862	48,430	38,240	70,952	482,993	2,425,100

The internal and external ratings have been updated as of December 31, 2024.

Loan portfolio quality.

The loan portfolio quality indicators and the related amounts are presented below:

	December 31, 2024	December 31, 2023
During the year CAF recorded the following transactions:
Loans written-off	14,160	34,452
Purchases of loan portfolio	—	—
Sales of loan portfolio	22,500	33,000

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

	December 31, 2024	December 31, 2023
CAF presented the following amounts and quality indicators as of the end of the year:
Non-accrual loans	1,975,498	50,342
Troubled debt restructured	—	—
Overdue accrual loans	1,701	—
Allowance for loan losses as a percentage of loan portfolio	0.25%	0.17%
Non-accrual loans as a percentage of loan portfolio	5.84%	0.15%
Overdue loan principal as a percentage of loan portfolio	0.01%	0.00%

No loans were restructured during the years ended December 31, 2024 and 2023.

As of December 31, 2023, the remaining amount of the restructured loan was collected, including principal and interest. As a result of this transaction CAF, recognized a net gain of US$ 16,354 in the statement of income as other income.

On March 3, 2020, CAF’s Shareholders Assembly approved the Support Program for the Liquidity Management in Exceptional Situations (the “Program”). The Program allowed CAF to repurchase the shares of a shareholder country that fulfilled the requirements and applied the proceeds to that country’s outstanding loans that are already due or overdue. Pursuant to the Program, CAF notified Venezuela, that it fulfilled the requirements. The time frame to apply to the Program was for six months, however no other country met the necessary requirements. As part of the Program, Venezuela maintains its representation in the Board of Directors with no new loan approvals allowed. Since inception of the Program to December 31, 2023, CAF repurchased a total of 148,029 shares totaling US$ 2,102,012 deducting the amount of paid-in capital and additional paid-in capital for US$ 740,145 and US$ 1,361,867, respectively. For the year ended December 31, 2024, CAF repurchased an additional 20,544 shares totaling US$ 291,725 and applied that amount to repay due and overdue amounts of principal and interest and deducting the amount of paid-in capital and additional paid-in capital for US$ 102,720 and US$ 189,005, respectively. Thus, since the inception of the Program to December 31, 2024, CAF repurchased 168,573 shares totaling US$ 2,393,737 and applied that amount to repay due and overdue amounts of principal and interest and reducing the amount of paid-in capital and additional paid-in capital for US$ 842,865 and US$ 1,550,872, respectively. The Program was completed in July 2024. Currently, Venezuela holds 105 Series “B” shares and its Series “A” share.

As of December 31, 2024, the total amount of delayed payments for operations in Venezuela amounted to US$ 287,682, including interests. In accordance with CAF´s policies, a loan is considered to be in non-accrual status when a payment is more than 180 days overdue in the case of public sector loans. As of December 31, 2024, all outstanding loans with Venezuela amounting to US$ 1,939,316 were placed in non-accrual status. Not collected Interests and Commissions amounted to US$ 92,248 were reversed, and the related individually assessed allowance for credit losses was US$ 52,860.

CAF expects to collect all amounts due, including interest and fees. Venezuela is one of the founding shareholders of CAF and has reiterated its commitment and its intention to undertake payments. CAF´s Management monitors its credit exposure periodically.

As of December 31, 2023, there were no non-accrual loans related to public sector borrowers.

As of December 31, 2024 and 2023, the total principal amount of non-accrual loans related to private sector borrowers (non-sovereign loans) for US$ 36,182 and US$ 50,342, which were 3,023 days and 2,749 days overdue, respectively. For the years ended December 31, 2024 and 2023, there were no interest income recognized for non-accrual loans. The allowance of loan losses for non-accrual loans with the private sector amount to US$ 4,739 and US$ 6,155 as of December 31, 2024 and 2023, respectively.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

A/B Loans

CAF only assumes the credit risk for the portion of its participations of the loan. As of December 31, 2024 and 2023, CAF maintains loans of this nature amounting to US$ 1,215,792 and US$ 452,641, respectively, whereas other financial institutions provided funds for US$ 978,988 and US$ 364,663, respectively.

Allowance for Loan Losses

Changes in the allowance and the balance for loan losses over the outstanding amounts, individually and collectively evaluated, are presented below:

	For the years ended
	December 31, 2024			December 31, 2023
	Credit risk			Credit risk
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Balances at beginning of year	—	56,913	56,913	—	63,192	63,192
Provision for loan losses	58,220	(16,291)	41,929	—	439	439
Loans written-off	—	(14,160)	(14,160)	—	(34,452)	(34,452)
Recoveries	—	75	75	—	27,734	27,734

Balances at end of year	58,220	26,537	84,757	—	56,913	56,913

Changes in the provision for contingencies and the off-balance-sheet undisbursed loan commitments and financial guarantees, individually and collectively evaluated, are presented below:

	For the years ended
	December 31, 2024			December 31, 2023
	Credit risk			Credit risk
	Sovereign	Non- sovereign	Total	Sovereign	Non- sovereign	Total
Balances at beginning of year	—	6,849	6,849	—	15,462	15,462
Credit for contingencies	—	(619)	(619)	—	(8,613)	(8,613)

Balances at end of year	—	6,230	6,230	—	6,849	6,849

Credit for contingencies and the off-balance-sheet undisbursed loan commitments and financial guarantees are included in the statements of income as part of the Non-interest income-other income for the years ended December 31, 2024 and 2023.

7.	EQUITY INVESTMENTS

Equity investments, which have no readily determinable fair value, are as follows:

	December 31, 2024	December 31, 2023
Investments – Equity securities	340,200	338,965
Investments – Equity method	59,565	53,219

	399,765	392,184

CAF recognized the following in the statements of income related to investment in equity securities:

	For the years ended December 31,
	2024	2023
Dividends	6,753	4,934
Changes in fair value measurements	(14,608)	11,403
Impairment in equity securities	(7,797)	(1,336)

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

For the years ended December 31, 2024 and 2023, CAF recognized losses of US$ 14,608 and gains of US$ 11,403, respectively, corresponding to the net decrease and net increase in the fair value of investments in equity securities, which are included in the statements of income as part of other expenses and other income, respectively. Dividends are recognized in the statements of income as part of Dividends and equity in earnings of investees.

In addition, for the years ended December 31, 2024 and 2023, CAF recognized gains of its equity in earnings of the investees for US$ 4,300 and US$ 11,005, respectively, for investments under the equity method, which are recorded in the statements of income as part of Dividends and equity in earnings of investees.

8.	OTHER ASSETS

A summary of other assets follows:

	December 31, 2024	December 31, 2023
Derivative related collateral	2,537,059	1,823,920
Intangible assets, net of accumulated amortization of US$ 15,245 and US$ 10,194, respectively	87,290	63,142
Receivable from investment securities sold	30,842	6,867
Other	36,338	32,928

	2,691,529	1,926,857

9.	DEPOSITS

A summary of deposits follows:

	December 31, 2024	December 31, 2023
Demand deposits	194,935	212,768
Time deposits:
Less than one year	3,302,403	3,931,727

	3,497,338	4,144,495

As of December 31, 2024 and 2023, the weighted average interest rate was 5.18% and 4.98%, respectively. Deposits are issued for amounts equal to or more than US$ 100. Total deposits denominated in currencies other than the U.S. dollar amount to an equivalent of US$ 105,726 and US$ 116,412 as of December 31, 2024 and 2023, respectively.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

10.	COMMERCIAL PAPERS

A summary of commercial papers follows:

	December 31, 2024	December 31, 2023
U.S. dollars	3,023,627	4,439,048
British pound sterling	170,640	—
Euros	98,793	292,559

	3,293,060	4,731,607
Less commercial papers issuance discount	(43,952)	(78,095)

	3,249,108	4,653,512

As of December 31, 2024 and 2023, the weighted average interest rate was 5.54% and 5.21%, respectively. As of December 31, 2024 and 2023, commercial papers balance matures in 2025 and 2024, respectively.

11.	BORROWINGS FROM OTHER FINANCIAL INSTITUTIONS

A summary of borrowings from other financial institutions by currency follows:

	December 31, 2024	December 31, 2023
U.S. dollars	1,575,801	1,507,218
Euros	573,765	584,098
Colombian pesos	25,243	28,695
Others	2,165	4,964

	2,176,974	2,124,975
Fair value adjustments	(52,295)	(77,562)
Less debt issuance costs	132	617

	2,124,547	2,046,796

As of December 31, 2024 and 2023, the fixed interest-bearing borrowings amounted to US$ 242,010 and US$ 330,443, respectively. As of December 31, 2024 and 2023, the weighted average interest rate after considering the impact of interest rate swaps was 6.85% and 6.38%, respectively.

Borrowings from other financial institutions, by remaining maturities, are summarized below:

	December 31, 2024	December 31, 2023
Less than one year	430,458	432,236
Between one and two years	234,226	410,976
Between two and three years	228,185	209,985
Between three and four years	206,237	190,508
Between four and five years	187,593	153,462
Over five years	890,275	727,808

	2,176,974	2,124,975

As of December 31, 2024 and 2023, there were unused term credit facilities amounting to US$ 1,445,913 and US$ 1,557,697, respectively.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

12.	BONDS

A summary of outstanding bonds follows:

	December 31, 2024			December 31, 2023
	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (year end)	At original exchange rate	At spot exchange rate	Weighted average cost, after swaps (%) (year end)
U.S. dollars	9,328,042	9,328,042	5.61	8,115,053	8,115,053	6.54
Euro	9,751,807	8,827,267	6.19	8,784,835	8,322,257	6.79
Swiss francs	2,336,350	2,434,706	6.06	2,793,740	3,119,430	6.84
Australian dollars	1,756,001	1,570,852	5.93	1,340,315	1,284,576	6.83
Japanese yen	1,540,983	1,148,597	5.93	1,614,238	1,333,853	6.74
British pound sterling	1,261,108	1,254,705	5.39	—	—	0.00
Mexican pesos	1,190,208	1,158,240	5.94	1,189,923	1,408,433	6.71
Norwegian kroner	549,486	344,122	6.09	694,695	471,898	6.89
Hong Kong dollars	533,062	532,686	6.15	584,332	580,710	7.02
Colombian pesos	405,959	306,630	5.57	405,968	348,568	6.55
Indian rupee	338,717	329,694	5.62	—	—	0.00
Costa Rica colón	223,336	225,770	5.78	99,047	101,312	6.46
Brazilian real	201,662	172,746	5.47	201,662	219,915	6.29
Turkish lira	128,121	75,713	5.29	108,020	68,872	6.29
Paraguay guaraní	85,284	82,096	5.86	9,952	9,952	1.30
Polish zloty	61,130	65,777	5.29	61,130	68,737	6.37
New Zealand dollar	59,898	52,540	5.72	59,898	58,894	6.50
Uruguayan pesos	53,213	47,951	3.53	143,845	137,889	6.02
Chinese renminbi	52,751	52,350	5.06	—	—	0.00
Canadian dollars	30,395	27,869	6.12	30,395	30,182	6.88
Jamaican dollars	26,101	25,725	5.30	—	—	0.00
Czech koruna	11,211	10,335	5.58	11,211	11,179	6.28

	29,924,825	28,074,413		26,248,259	25,691,710

Fair value adjustments		(670,944)			(926,251)
Less debt issuance costs		7,057			6,009

		27,396,412			24,759,450

A summary of the bonds issued, by remaining maturities at original exchange rate, follows:

	December 31, 2024	December 31, 2023
Less than one year	5,213,782	3,331,884
Between one and two years	5,493,209	5,210,881
Between two and three years	4,608,073	5,494,526
Between three and four years	4,377,320	4,382,168
Between four and five years	3,954,230	3,193,913
Over five years	6,278,211	4,634,887

	29,924,825	26,248,259

As of December 31, 2024 and 2023, fixed interest rate bonds amounted to US$ 29,624,973 and US$ 25,737,649, respectively, of which US$ 20,586,650 and US$ 18,134,326, respectively, are denominated in currencies other than U.S. dollar.

There were no bonds repurchased during the years ended December 31, 2024 and 2023.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

13.	ACCRUED EXPENSES AND OTHER LIABILITIES

A summary of accrued expenses and other liabilities follows:

	December 31, 2024	December 31, 2023
Employees’ severance benefits and savings plan	110,008	95,298
Derivative-related collateral	89,749	152,447
Payable for investment securities purchased	34,314	18,461
Provision for contingencies (Note 6)	6,230	6,849
Contributions to Shareholders’ Special Funds (Note 22)	—	13,450
Other	14,781	6,604

	255,082	293,109

14.	PENSION PLAN

As of December 31, 2024 and 2023, the Plan has 754 and 759 participants and active employees, respectively. The date used to determine pension Plan benefit obligation is December 31 of each year.

For the years ended December 31, 2024 and 2023, a reconciliation of beginning and ending balances of the benefit obligation follows:

	2024	2023
Benefit obligation at beginning of year	48,647	42,766
Service cost	4,078	4,132
Interest cost	1,931	1,689
Plan participants’ contributions	2,901	3,031
Actuarial gain	(1,141)	(992)
Benefit paid	(2,067)	(1,979)

Benefit obligation at the end of year	54,349	48,647

For the years ended December 31, 2024 and 2023, a reconciliation of beginning and ending balances of the fair value of Plan assets follows:

	2024	2023
Fair value of plan assets at beginning of year	48,965	43,146
Actual return on Plan assets	1,835	1,590
Contributions	5,941	6,208
Benefit paid	(2,067)	(1,979)

Fair value of Plan assets at end of year	54,674	48,965

Plan assets are as follows:

	December 31,
	2024	2023
Marketable securities	54,674	48,965

The table below summarizes the component of the amount of net benefit cost recognized for the years ended December 31, 2024 and 2023:

	2024	2023
Service cost	4,078	4,132
Interest cost	1,931	1,689
Expected return on plan assets	(1,944)	(1,704)

	4,065	4,117

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

A summary of the net projected cost for the year ended December 31, 2025 follows:

Service cost	4,113
Interest cost	2,155
Expected return on plan assets	(2,167)

4,101

A summary of the benefits that are expected to be paid for the next years follows:

2025	990
2026	1,366
2027	1,837
2028	1,729
2029	2,814
2030-2034	15,323

Weighted-average assumptions used to determine net benefit cost of the Plan as of December 31, 2024 and 2023 follows:

	2024	2023
Discount rate	4.00%	4.00%
Expected long-term nominal rate return on Plan assets	4.00%	4.00%
Salary increases rate	3.00%	3.00%

15.	SHAREHOLDERS’ EQUITY

Authorized capital

The authorized capital of CAF as of December 31, 2024 and 2023 amounts to US$ 25,000,000, of which US$ 18,000,000 is ordinary capital shares and US$ 7,000,000 is callable capital shares, distributed among Series “A”, “B” and “C” shares.

Additional paid-in capital

The additional paid-in capital is the amount paid by Series “B” and Series “C” shareholders in excess of the par value. The additional paid-in capital of CAF as of December 31, 2024 and 2023 amounts to US$ 4,796,340 and US$ 4,380,427, respectively.

Subscribed callable capital.

In addition to subscribed paid-in and un-paid capital, shareholders have subscribed to callable capital totaling US$ 1,819,660 as of December 31, 2024 and 2023, respectively. Callable capital (comprised of Series “B” and Series “C” callable capital shares) may be called by the Board of Directors to meet obligations only to the extent that CAF is unable to meet such obligations with our own resources.

The Constitutive Agreement provides that the obligation of shareholders to pay for the shares of callable capital, upon demand by the Board of Directors, continues until such callable capital is paid in full. Thus, we consider the obligations of shareholder countries to pay for their respective callable capital subscriptions to be binding obligations backed by the full faith and credit of their respective governments.

Shares

CAF´s Shares are divided into Series “A” Shares, Series “B” Shares and Series “C” Shares.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

(i)

Series “A” shares may be owned only by the Member Countries. The term “Member Country” is defined in Article 3 of CAF’s General Regulations as any shareholder country holding at least one Series “A” share that, is either: i) a signatory to the Constitutive Agreement; or ii) a Latin America or the Caribbean country that has adhered to it. As of the date hereof, the Member Countries are the Argentine Republic, the Plurinational State of Bolivia, the Republic of Chile, the Republic of Colombia, the Republic of Costa Rica, Dominican Republic, Republic of Ecuador, Republic of El Salvador, Republic of Honduras, Republic of Panama, Republic of Paraguay, Republic of Peru, Republic of Trinidad and Tobago, the Federative Republic of Brazil, the Oriental Republic of Uruguay, and the Bolivarian Republic of Venezuela. Each Member Country owns one Series “A” share, which is held by the government, either directly or through a government-designated social or public purpose institution. Each of the Member Countries owning a Series “A” share is entitled to elect one (1) Director and one (1) Alternate Director to the Board of Directors. The par value of the Series “A” Shares is one thousand two hundred US Dollars (US$ 1,200).

(ii)

Series “B” shares are currently owned by the Member Countries and are held by the governments either directly or through designated governmental entities, except for certain Series “B” shares currently constituting approximately 0.05% of our outstanding shares, which are owned by thirteen (13) private sector financial institutions in the Member Countries. As owners of Series “B” shares, the Member Countries collectively are entitled to elect five (5) additional Directors and five (5) additional Alternate Directors through cumulative voting, and the 13 private sector financial institutions collectively are entitled to elect one (1) Director and one (1) Alternate Director. The nominal value of the Series “B” Shares is five US Dollars (US$ 5).

(iii)

Series “C” shares are available for subscription by countries that are not Member Countries to strengthen relationships between these countries and the Member Countries. Series “C” shares are currently owned by six (6) associated shareholder countries: Barbados, Commonwealth of the Bahamas, Jamaica, United Mexican States, Portuguese Republic and Kingdom of Spain. Holders of Series “C” shares collectively are entitled to elect two (2) Directors and two (2) Alternate Directors, and up to two (2) additional Directors with their respective two (2) Alternate Directors if additional new Series “C” Shares are subscribed and paid beyond certain threshold. In order for an additional director to be elected by the Series “C” shareholders, the subscription and payment for new Series “C” shares must represent an increase of one point five percent (1.5%) of CAF’s subscribed and paid-in capital equity in comparison with the total subscribed and paid-in capital at the end of the most recently completed fiscal year. The par value of the Series “C” Shares is five US Dollars (US$ 5).

A summary of the changes in subscribed and paid-in capital for the years ended December 31, 2024 and 2023 follows:

		Number of Shares			Nominal Amounts
	Note	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
As of December 31, 2022		12	998,901	103,305	14,400	4,994,505	516,525	5,525,430
Issued for cash		3	47,698	5,494	3,600	238,490	27,470	269,560
Shares’ repurchase	6	—	(39,336)	—	—	(196,680)	—	(196,680)
Share transfer		—	23,657	(23,657)	—	118,285	(118,285)	—

As of December 31, 2023		15	1,030,920	85,142	18,000	5,154,600	425,710	5,598,310
Issued for cash		1	52,105	13,647	1,200	260,525	68,235	329,960
Shares’ repurchase	6	—	(20,544)	—	—	(102,720)	—	(102,720)
Share transfer		—	11,038	(11,038)	—	55,190	(55,190)	—

As of December 31, 2024		16	1,073,519	87,751	19,200	5,367,595	438,755	5,825,550

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

Subscribed and paid-in capital as of December 31, 2024 is as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Shareholder:
Argentina	1	138,732	—	1,200	693,660	—	694,860
Bolivia	1	66,555	—	1,200	332,775	—	333,975
Brazil	1	120,887	—	1,200	604,435	—	605,635
Chile	1	22,018	—	1,200	110,090	—	111,290
Colombia	1	217,599	—	1,200	1,087,995	—	1,089,195
Costa Rica	1	15,439	—	1,200	77,195	—	78,395
Dominican Republic	1	20,699	—	1,200	103,495	—	104,695
Ecuador	1	71,987	—	1,200	359,935	—	361,135
El Salvador	1	13,884	—	1,200	69,420	—	70,620
Honduras	1	5,649	—	1,200	28,245	—	29,445
Panama	1	41,988	—	1,200	209,940	—	211,140
Paraguay	1	42,117	—	1,200	210,585	—	211,785
Peru	1	221,061	—	1,200	1,105,305	—	1,106,505
Trinidad & Tobago	1	32,789	—	1,200	163,945	—	165,145
Uruguay	1	41,460	—	1,200	207,300	—	208,500
Venezuela	1	105	—	1,200	525	—	1,725
Barbados	—	—	5,870	—	—	29,350	29,350
Bahamas	—	—	1,761	—	—	8,805	8,805
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	15,367	—	—	76,835	76,835
Portugal	—	—	1,920	—	—	9,600	9,600
Spain	—	—	62,651	—	—	313,255	313,255
Commercial banks	—	550	—	—	2,750	—	2,750

	16	1,073,519	87,751	19,200	5,367,595	438,755	5,825,550

As of December 31, 2024, the detail of unpaid subscribed capital and subscribed callable capital is presented below:

	Capital subscriptions receivable				Capital portion
	Series “B”		Series “C”		Series “B”		Series “C”
	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount
Shareholder:
Argentina	49,672	248,360	—	—	25,200	126,000	—	—
Bolivia	17,200	86,000	—	—	14,400	72,000	—	—
Brazil	7,256	36,280	—	—	25,200	126,000	—	—
Chile	86,182	430,910	—	—	25,200	126,000	—	—
Colombia	55,682	278,410	—	—	50,400	252,000	—	—
Costa Rica	16,958	84,790	—	—	—	—	—	—
Dominican Republic	11,698	58,490	—	—	7,200	36,000	—	—
Ecuador	12,089	60,445	—	—	14,400	72,000	—	—
El Salvador	18,513	92,565	—	—	7,200	36,000	—	—
Honduras	26,748	133,740	—	—	7,200	36,000	—	—
Panama	17,200	86,000	—	—	7,200	36,000	—	—
Paraguay	16,591	82,955	—	—	7,200	36,000	—	—
Peru	52,654	263,270	—	—	50,400	252,000	—	—
Trinidad y Tobago	23,010	115,050	—	—	7,200	36,000	—	—
Venezuela	48,156	240,780	—	—	50,400	252,000	—	—
Uruguay	—	—	—	—	7,200	36,000	—	—
Bahamas	—	—	1,760	8,800	—	—	—	—
Barbados	—	—	1,174	5,870	—	—	—	—
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	—	—	—	—	16,332	81,660
Spain	—	—	10,556	52,780	—	—	40,000	200,000
Commercial banks	38	190	—	—	—	—	—	—

	459,647	2,298,235	13,490	67,450	306,000	1,530,000	57,932	289,660

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

Subscribed and paid-in capital as of December 31, 2023 is as follows:

	Number of Shares			Nominal Amounts
	Series “A”	Series “B”	Series “C”	Series “A”	Series “B”	Series “C”	Total
Shareholder:
Argentina	1	131,876	—	1,200	659,380	—	660,580
Bolivia	1	66,555	—	1,200	332,775	—	333,975
Brazil	1	115,607	—	1,200	578,035	—	579,235
Chile	1	14,836	—	1,200	74,180	—	75,380
Colombia	1	210,016	—	1,200	1,050,080	—	1,051,280
Dominican Republic	1	17,177	—	1,200	85,885	—	87,085
Ecuador	1	70,447	—	1,200	352,235	—	353,435
El Salvador	1	9,256	—	1,200	46,280	—	47,480
Honduras	1	2,691	—	1,200	13,455	—	14,655
Panama	1	41,988	—	1,200	209,940	—	211,140
Paraguay	1	40,747	—	1,200	203,735	—	204,935
Peru	1	216,835	—	1,200	1,084,175	—	1,085,375
Trinidad & Tobago	1	30,237	—	1,200	151,185	—	152,385
Uruguay	1	41,460	—	1,200	207,300	—	208,500
Venezuela	1	20,649	—	1,200	103,245	—	104,445
Barbados	—	—	4,696	—	—	23,480	23,480
Costa Rica	—	—	11,038	—	—	55,190	55,190
Jamaica	—	—	182	—	—	910	910
Mexico	—	—	15,367	—	—	76,835	76,835
Portugal	—	—	1,920	—	—	9,600	9,600
Spain	—	—	51,939	—	—	259,695	259,695
Commercial banks	—	543	—	—	2,715	—	2,715

	15	1,030,920	85,142	18,000	5,154,600	425,710	5,598,310

As of December 31, 2023, the detail of unpaid subscribed capital and of subscribed callable capital is presented below:

	Capital subscriptions receivable				Capital portion
	Series “B”		Series “C”		Series “B”		Series “C”
	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount	Number of shares	Nominal Amount
Shareholder:
Argentina	56,528	282,640	—	—	25,200	126,000	—	—
Bolivia	17,213	86,065	—	—	14,400	72,000	—	—
Brazil	12,536	62,680	—	—	25,200	126,000	—	—
Chile	93,364	466,820	—	—	25,200	126,000	—	—
Colombia	63,265	316,325	—	—	50,400	252,000	—	—
Dominican Republic	15,220	76,100	—	—	7,200	36,000	—	—
Ecuador	13,639	68,195	—	—	14,400	72,000	—	—
Honduras	29,706	148,530	—	—	7,200	36,000	—	—
El Salvador	23,141	115,705	—	—	7,200	36,000	—	—
Panama	17,200	86,000	—	—	7,200	36,000	—	—
Paraguay	17,961	89,805	—	—	7,200	36,000	—	—
Peru	56,880	284,400	—	—	50,400	252,000	—	—
Trinidad y Tobago	25,562	127,810	—	—	7,200	36,000	—	—
Uruguay	—	—	—	—	7,200	36,000	—	—
Venezuela	48,178	240,890	—	—	50,400	252,000	—	—
Barbados	—	—	2,348	11,740	—	—	—	—
Mexico	—	—	—	—	—	—	1,600	8,000
Portugal	—	—	—	—	—	—	16,332	81,660
Spain	—	—	21,268	106,340	—	—	40,000	200,000

	490,393	2,451,965	23,616	118,080	306,000	1,530,000	57,932	289,660

General Reserve

CAF maintains a general reserve approved by the Shareholders’ Assembly, which is considered an equity reserve. Shareholders approved the increase in the general reserve by US$ 728,548 and US$ 152,069 during the years ended December 31, 2024 and 2023, through appropriations from net income for the years ended December 31, 2023 and 2022, respectively.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

Reserve Pursuant to Article N° 42 of the Constitutive Agreement

CAF’s Constitutive Agreement states that at least 10% of annual net income should be appropriated into a reserve fund until that reserve fund amounts to 50% of the subscribed capital. That reserve fund is considered an equity reserve. Additional appropriation may be approved by the shareholders. The Shareholders’ Assembly held in March 2024 and 2023, authorized an increase in the reserve fund for US$ 81,500 and US$ 16,900, through an appropriation from net income for the years ended December 31, 2023 and 2022, respectively.

16.	TAX EXEMPTIONS

Pursuant to its Constitutive Agreement, CAF is exempt, in all of its Member Countries, from all taxes and tariffs on income, properties or assets, and from any liability involving payment, withholding or collection of any taxes.

In addition, CAF has entered into agreements with each of the associated shareholder countries (defined in Article 3 of CAF’s General Regulations as any shareholder country holding directly or indirectly shares of CAF). Pursuant to these agreements, each country that is a shareholder but do not qualify as a Member Country has agreed to extend to CAF, with respect to its activities in and concerning that country, immunities and privileges similar to those than have been granted to CAF in the Member Countries.

17.	DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

CAF utilizes derivative financial instruments to reduce exposure to interest rate risk, price risk and foreign currency risk. CAF does not hold or issue derivative financial instruments for trading or speculative purposes.

The market risk associated with interest rate and foreign currency is managed by swapping marketable securities – trading, loans, borrowings from other financial institutions and bonds, subject to fixed interest rates and denominated in currency other than the U.S. dollar into floating interest rate instruments denominated in U.S. dollars. CAF enters into derivative financial instruments to offset the economic changes in value of specifically identified marketable securities – trading, loans, borrowings from other financial institutions and bonds.

Derivative financial instruments held by CAF consist of interest rate swaps designated as fair value hedges of specifically identified loans, bonds or borrowings from other financial institutions with fixed interest rates and denominated in U.S. dollars. Also, CAF enters into cross-currency and interest rate swaps as an economic hedge (derivative that is entered into to manage a risk but is not accounted as a hedge) for interest rate and foreign exchange risks related with deposits, bonds, borrowings or loans denominated in currencies other than the U.S. dollar where CAF’s management elected to measure those liabilities and assets at fair value under the fair value option guidance in order to mitigate volatility in CAF´s financial statements, considering that both the financial instruments and the associated hedging instruments are held until maturity.

When the fair value of a derivative financial instrument is positive, the counterparty owes CAF, creating credit risk for CAF. When the fair value of a derivative financial instrument is negative, CAF owes the counterparty and, therefore, it does not have credit risk. CAF minimizes the credit risk in derivative financial instruments by entering into transactions with high-quality counterparties whose credit rating is “A” or higher.

In order to reduce the credit risk in derivative financial instruments, CAF enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap contracts are regularly marked-to-market, and the party being the net obligor is required to post collateral when net mark to-market exposure exceeds certain predetermined thresholds. This collateral is in the form of cash.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

CAF does not offset for each counterparty, the fair value amount recognized for derivative financial instruments with the fair value amount recognized for the collateral, whether posted or received, under master netting arrangements executed with the same counterparty. CAF reports separately the cumulative gross amounts for the receivable from and payable to for derivative financial instruments.

CAF also utilizes U.S. treasury futures to reduce exposure to price risk. These are contracts for delayed delivery of U.S. treasury notes in which the seller agrees to make delivery at a specified future date of a specified instrument at a specified price or yield. Initial margin requirements are met with cash or securities. CAF generally closes out open positions prior to maturity. Therefore, cash receipts or payments are limited to the change in fair value of the U.S. treasury futures. Additionally, CAF utilizes cross-currency forward contracts to reduce exposure to foreign currency risk.

The balance sheet details related to CAF’s derivative financial instruments are as follows:

	Derivative assets		Derivative liabilities
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Cross-currency swap	209,657	567,599	2,707,319	2,059,602
Interest rate swap	323,324	341,396	228,970	269,100
U.S. treasury futures	483	2,600	171	9,996
Cross-currency forward contracts	1,993	154	22	1,949

	535,457	911,749	2,936,482	2,340,647

The following table presents the notional amount and fair values of interest rate swaps and cross-currency swaps and the underlying hedged items:

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
As of December 31, 2024:
Loans	2,118,906	—	294,081	—
Loans	—	1,114,141	53,676	18,572
Borrowings from other financial institutions	—	573,765	—	75,608
Borrowings from other financial institutions	41,053	—	—	946
Bonds	—	20,533,438	155,981	2,613,139
Bonds	9,233,323	—	29,243	228,024

	11,393,282	22,221,344	532,981	2,936,289

	Notional amount		Fair value
	Interest rate swap	Cross- currency swap	Derivative assets	Derivative liabilities
As of December 31, 2023:
Loans	2,185,292	—	286,406	2,773
Loans	—	555,412	33,917	70,142
Borrowings from other financial institutions	—	584,098	1,134	60,589
Borrowings from other financial institutions	86,551	—	—	3,236
Bonds	—	18,090,473	532,548	1,928,871
Bonds	8,003,323	—	54,990	263,091

	10,275,166	19,229,983	908,995	2,328,702

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

The following table presents the notional amount and fair values of U.S. treasury futures and cross-currency forward contracts:

As of December 31, 2024

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Futures short	Various	Until March 2025	Various	58,152	453

Futures long	Various	Until March 2025	US$	66,600	30

Forward contracts	Various	Various	Various	96,303	1,993

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Futures long	Various	Until March 2025	Various	168,128	(171)

Forward contracts	Various	Various	Various	2,739	(22)

As of December 31, 2023

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative assets
Forward contracts	Various	Various	Various	14,599	154

Futures long	Various	Until March 2024	US$	291,300	2,600

					Fair value
	Start date	Termination date	Contract Currency	Notional amount	Derivative liabilities
Futures short	Various	Until March 2024	US$	851,442	(9,996)

Forward contracts	Various	Various	Various	131,513	(1,949)

The amounts of collateral posted related to U.S. treasury futures as of December 31, 2024 and 2023, were US$ 1,414 and US$ 15,844, respectively. As of December 31, 2024 and 2023, the amount of collateral received related to U.S. treasury futures was US$ 129 and US$ 356, respectively.

CAF enters into International Swaps and Derivatives Association, Inc. (ISDA) master netting arrangements with all of its derivative counterparties. These legally enforceable master netting arrangements give CAF the right to take cash or liquidate securities held as collateral and to offset receivables and payables with the same counterparty, in the event of default by the counterparty. The following tables present information about the effect of offsetting of derivative financial instruments, although CAF has elected not to offset any derivative financial instruments by counterparty in the balance sheet:

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

As of December 31, 2024

Derivative assets

		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	532,981	(435,335)	(89,620)	8,026

Derivative liabilities

		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(2,936,289)	435,335	2,535,645	34,691

As of December 31, 2023

Derivative assets

		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized assets	Financial instruments	Cash and securities collateral received	Net amount
Swaps	908,995	(704,676)	(152,091)	52,228

Derivative liabilities

		Gross amounts not offset in the balance sheet
Description	Gross amounts of recognized liabilities	Financial instruments	Cash and securities collateral pledged	Net amount
Swaps	(2,328,702)	704,676	1,805,746	181,720

18.	FAIR VALUE MEASUREMENTS

The following section describes the valuation methodologies used by CAF to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each financial instrument is classified. Where appropriate, the description includes details of the valuation methodologies and the key inputs to those methodologies.

When available, CAF generally uses quoted prices in active markets to determine fair value.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

If quoted market prices in active markets are not available, fair value is based upon internally developed valuation methodologies that use, where possible, current market-based or independently sourced market inputs, such as interest rates, currency rates, etc.

Where available, CAF may also make use of quoted prices in active markets for recent trading activity in positions with the same or similar characteristics to the financial instrument being valued. The frequency and size of trading activity and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed quoted prices from those markets.

The following valuation methodologies are used to estimate the fair value and determine the classification in the fair value hierarchy of CAF’s financial instruments:

•

Marketable securities – trading: CAF uses unadjusted quoted prices in active markets to determine the fair value of marketable securities classified as Level 1; quoted prices for similar assets in active markets, quoted prices for identical or similar assets in markets that are not active, or pricing models with observable inputs for the term of the marketable securities classified as Level 2. These securities are classified in Level 1 and Level 2 of the fair value hierarchy.

•

Loans: The fair value of fixed rate loans is determined using a discounted cash flow technique using the current variable interest rate for similar loans. These loans are classified in Level 2 of the fair value hierarchy.

•

Derivative assets and liabilities: The fair value is calculated using market prices provided by an independent financial information services company, which are determined using discounted cash flow valuation technique using observable inputs. Derivative assets and liabilities are classified in Level 2 of the fair value hierarchy.

•

Bonds, borrowings from other financial institutions and deposits: For CAF’s bonds issued and medium and long term borrowings from other financial institutions and deposits, fair value is determined by using a discounted cash flow technique, taking into consideration benchmark interest yield curves at the end of the reporting period to discount the expected cash flows for the applicable maturity, thus reflecting market fluctuations of key variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Bonds, borrowings from other financial institutions and deposits are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the discounted cash flow valuation technique.

Items Measured at Fair Value on a Recurring Basis

The following tables present for each of the fair value hierarchy levels CAF’s financial assets and liabilities that are measured at fair value on a recurring basis:

As of December 31, 2024

	Level 1	Level 2	Level 3	Total
Assets:
Marketable Securities:
U.S. securities	5,916,834	—	—	5,916,834

Non-U.S. governments and government entities bonds	200,281	124,614	—	324,895

Financial institutions and corporate securities:
Commercial papers	—	2,417,869	—	2,417,869
Certificate of deposits	1,995,211	—	—	1,995,211

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

	Level 1	Level 2	Level 3	Total
Bonds	2,197,129	—	—	2,197,129
Collateralized mortgage obligation	407,921	1,424	—	409,345
Liquidity fluids	307,422	—	—	307,422
Exchange-traded fluids	104,011	—	—	104,011

	5,011,694	2,419,293	—	7,430,987

Sub-total financial assets at fair value	11,128,809	2,543,907	—	13,672,716

Loans	—	3,003,195	—	3,003,195

Derivative financial instruments:
Cross-currency swaps	—	209,657	—	209,657
Interest rate swaps	—	323,324	—	323,324
U.S. treasury futures	—	483	—	483
Cross-currency forward contracts	—	1,993	—	1,993

	—	535,457	—	535,457

Total financial assets at fair value	11,128,809	6,082,559	—	17,211,368

Liabilities:
Borrowings from other financial institutions	—	562,522	—	562,522

Bonds	—	27,250,667	—	27,250,667

Derivative financial instruments:
Cross-currency swaps	—	2,707,319	—	2,707,319
Interest rate swaps	—	228,970	—	228,970
U.S. treasury futures	—	171	—	171
Cross-currency forward contracts	—	22	—	22

	—	2,936,482	—	2,936,482

Total financial liabilities at fair value	—	30,718,004	—	30,749,671

As of December 31, 2023

	Level 1	Level 2	Level 3	Total
Assets:
Marketable Securities:
U.S. securities	2,542,017	—	—	2,542,017

Non-U.S. governments and government entities bonds	209,372	214,536	—	423,908

Financial institutions and corporate securities:
Commercial papers	—	2,610,195	—	2,610,195
Certificate of deposits	2,103,754	—	—	2,103,754
Bonds	1,818,551	—	—	1,818,551
Collateralized mortgage obligation	377,029	636	—	377,665
Liquidity fluids	112,128	—	—	112,128

	4,411,462	2,610,831	—	7,022,293

Sub-total financial assets at fair value	7,162,851	2,825,367	—	9,988,218

Loans	—	2,549,568	—	2,549,568

Derivative financial instruments:
Cross-currency swaps	—	567,599	—	567,599
Interest rate swaps	—	341,396	—	341,396

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

	Level 1	Level 2	Level 3	Total
U.S. treasury futures	—	2,600	—	2,600
Cross-currency forward contracts	—	154	—	154

	—	911,749	—	911,749

Total financial assets at fair value	7,162,851	6,286,684	—	13,449,535

Liabilities:
Borrowings from other financial institutions	—	593,086	—	593,086

Bonds	—	24,608,695	—	24,608,695

Derivative financial instruments:
Cross-currency swaps	—	2,059,602	—	2,059,602
Interest rate swaps	—	269,100	—	269,100
U.S. treasury futures	—	9,996	—	9,996
Cross-currency forward contracts	—	1,949	—	1,949

	—	2,340,647	—	2,340,647

Total financial liabilities at fair value	—	27,542,428	—	27,542,428

Items that are not measured at fair value

The carrying amount and estimated fair values of CAF’s financial instruments that are not recognized in the balance sheets at fair value are as follows:

Items that are not measured at fair value

		December 31, 2024		December 31, 2023
	Hierarchy Levels	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	1	233,196	233,196	70,592	70,592
Deposits with banks	1	3,369,941	3,369,941	4,963,938	4,963,938
Other investments:
Bank deposits	1	712,598	712,598	1,139,169	1,139,169
Special Drawing Rights	2	161,194	161,194	125,869	125,869
Loans, net	2	30,572,479	30,571,648	30,696,872	30,684,248
Accrued interest and commissions receivable	2	1,007,802	1,007,802	957,572	957,572
Derivate related collateral	1	2,537,059	2,537,059	1,823,920	1,823,920
Receivable from investment securities sold	1	30,842	30,842	6,867	6,867
Financial liabilities:
Deposits	2	3,497,338	3,497,338	4,554,214	4,554,214
Commercial paper	2	3,249,108	3,249,108	4,653,512	4,653,512
Borrowings from other financial institutions, net	2	1,562,025	1,559,670	1,453,710	1,444,501
Bonds, net	2	145,745	151,544	150,755	155,230
Accrued interest payable	2	1,011,611	1,011,611	846,534	846,534
Derivate related collateral	1	89,749	89,749	152,447	152,447
Payable for investment securities purchased	1	34,314	34,314	18,461	18,461

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

The following methods and assumptions were used to estimate the fair value of those financial instruments not accounted for at fair value on recurring basis:

•

Cash and due from banks, deposits with banks, other investments – Deposits with banks due more than 90 days, accrued interest and commissions receivable, deposits, commercial papers, accrued interest payable, derivative-related collateral, receivable from investment securities sold and payable for marketable securities purchased: The carrying amounts approximate fair value because of the short maturity of these instruments.

•

Other investments – Special drawing rights: The carrying amount approximates fair value because this asset is based on a basket of five international currencies (the U.S. dollar, the Euro, the Chinese renminbi, the Japanese yen, and the British pound sterling) reviewed and published by the IMF.

•

Loans: CAF is one of the few institutions that grant loans for development projects in the shareholder countries. A secondary market does not exist for the type of loans granted by CAF. As rates on variable rate loans are reset on a semiannual basis, the carrying value, adjusted for credit risk, was determined to be the best estimate of fair value. The fair value of fixed rate loans is determined by using the current variable interest rate for similar loans. The fair value of non-accrual status loans is estimated using the discounted cash flow technique.

•

Equity investments: The direct investments in equity securities of companies without a readily determinable fair values are measured at cost, less impairment plus or minus observable price changes of an identical or similar instrument of the same issuer. As of December 31, 2024 and 2023, the carrying amount of those investments amounted to US$ 108,168 and US$ 117,358, respectively. In addition, as of December 31, 2024 and 2023, investments in funds without a readily determinable fair value, with carrying amount of US$ 222,547 and US$ 221,909, respectively, and the net effects of impairment and the changes in fair value related to equity investments for the years ended December 31, 2024 and 2023 amounted to US$ (22,405) and US$ 10,067, respectively, are accounted for at fair value applying the practical expedient, using the net asset value per share. These financial instruments are generally classified in level 3 of the fair value hierarchy based on the observability of significant inputs to the valuation methodology (these instruments are not disclosed in the table above).

•

Bonds and borrowings from other financial institutions: For CAF’s bonds issued and medium and long term borrowings, fair value is determined using a discounted cash flow technique, taking into consideration yield curves to discount the expected cash flows for the applicable maturity, thus reflecting the fluctuation of variables such as interest and exchange rates. These yield curves are adjusted to incorporate CAF credit risk spread. Those financial instrument are generally classified in Level 2 of the fair value hierarchy based on the observability of significant inputs to the valuation methodology.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

19.	UNREALIZED CHANGES IN FAIR VALUE RELATED TO OTHER FINANCIAL INSTRUMENTS

Changes in fair value of cross-currency swaps, financial assets and liabilities carried at fair value under the fair value option are as follows:

	Year ended December 31, 2024
	Gain (loss) on derivatives	Gain (loss) on hedged item	Net Gain (loss)
Cross-currency swaps:
Bonds	(1,060,834)	1,040,314	(20,520)
Loans	71,330	(28,268)	43,062
Borrowings from other financial institutions	(16,153)	(22,977)	(39,130)

	(1,005,657)	989,069	(16,588)

	Year ended December 31, 2023
	Gain (loss) on derivatives	Gain (loss) on hedged item	Net Gain (loss)
Cross-currency swaps:
Deposits	(3,253)	4,377	1,124
Bonds	1,350,756	(1,421,864)	(71,108)
Loans	(51,954)	89,871	37,917
Borrowings from other financial institutions	38,526	(37,882)	644

	1,334,075	(1,365,498)	(31,423)

In addition, for the years ended December 31, 2024 and 2023, CAF recorded net gains of US$ 16,990 and of US$ 11,284, respectively, related to changes in fair value of U.S. treasury futures and U.S. treasury forwards and changes in fair value of the U.S. treasury notes.

20.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the following:

	December 31, 2024	December 31, 2023
Loan commitments subscribed – eligible	6,028,158	6,278,476
Lines of credit	5,338,813	5,120,740
Loan commitments subscribed – non-eligible	1,989,933	1,812,229
Equity investments agreements subscribed	187,266	108,629
Guarantees	273,450	83,917

These commitments and contingencies arose from the normal course of CAF’s business and are related principally to loans that have been approved or committed for disbursement.

In the ordinary course of business, CAF has entered into commitments to extend loans; such loan commitments are reported in the above table upon signing the corresponding loan agreement and are reported as loans in the balance sheets when disbursements are made. Loan commitments that have fulfilled the necessary requirements for disbursement are classified as eligible.

The commitments to extend loans have fixed expiration dates and in some cases expire without a loan being disbursed. Therefore, the amounts of total commitment to extend loans do not necessarily represent future cash requirements. Also, based on experience, portions of the loan commitments are disbursed on average two years after the signing of the loan agreement.

The lines of credit are extended to financial and corporate institutions as a facility to grant short term loans basically to finance working capital and international trade activities.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

Guarantees mature as follows:

	December 31, 2024	December 31, 2023
Less than one year	16,564	6,471
Between one and five years	12,304	15,265
Over five years	244,582	62,181

	273,450	83,917

To the best knowledge of CAF’s management, CAF is not involved in any litigation that is material to CAF’s business or that is likely to have any impact on its business, financial condition or results of operations.

21.	ADMINISTRATIVE EXPENSES

For the years ended December 31, 2024 and 2023, the details of administrative expenses are as follows:

	2024	2023
Salaries and employee benefit	131,436	126,100
Business expenses	38,592	35,051
Telecommunications and technology	21,580	20,175
Depreciation and amortization	15,064	11,837
Logistics and infrastructure	12,974	11,998

	219,646	205,161

22.	SPECIAL FUNDS AND OTHER FUNDS UNDER MANAGEMENT

CAF, as a multilateral financial institution, acts as administrator of several funds owned by third parties and CAF’s Shareholders’ Special Funds, created to promote technical and financial cooperation, sustainable human development, and management of poverty relief funds in shareholder countries.

The Shareholders’ Special Funds contribute to regional integration and sustainable development through capacity building, increased domestic and international exchanges, generation and use of knowledge, as well as training human resources and fortifying institutions. The Shareholders’ Special Funds are governed by the provisions of the Constitutive Agreement and any other provisions that may be established by the Board of Directors.

The Shareholders’ Assembly of CAF approves a maximum amount to be contributed to Shareholders’ Special Funds during the fiscal year and to recognize these contributions as expenses.

The net assets of the Shareholders’ Special Funds, that come from contributions by CAF, are completely independent from the net assets of CAF and are thus so maintained, accounted for, presented, utilized, invested, committed and otherwise disposed of. With regard to the use of the Shareholders’ Special Funds, the financial responsibility of CAF, as administrator, is limited to the net assets of each of the constituted Shareholders’ Special Funds. CAF has no residual interest in the net assets of the shareholders’ special funds.

In March 2024, the Shareholders’ Assembly of CAF approved the contribution up to a maximum amount of US$ 138,000 to some Shareholders’ Special Funds for 2024. As of December 31, 2024 based on the analysis of the new commitments contracted or the resources required by the Shareholders’ Special Funds, CAF recognized contributions of US$ 97,000, US$ 34,000, US$ 4,500 and US$ 2,500 to Compensatory Financial Fund (FFC), Technical Cooperation Fund (FCT), Human Development Fund (FONDESHU) and Fund for the Development of Small and Medium Enterprises (FIDE), respectively. For the year ended December 31, 2024, CAF recognized US$ 138,000 as an expense.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

In March 2023, the Shareholders’ Assembly of CAF approved the contribution up to a maximum amount of US$ 120,000 to some Shareholders’ Special Funds for 2023. As of December 31, 2023 based on the analysis of the new commitments contracted or the resources required by the Shareholders’ Special Funds, CAF recognized contributions of US$ 85,000, US$ 31,500, and US$ 3,500 to FFC, FCT and FIDE, respectively. For the years ended December 31, 2023, CAF recognized US$ 120,000 as an expense and, as of December 31, 2023 recognized an unconditional obligation (accounts payable) for US$ 13,450 which was paid in January 2024.

Managed funds net assets are:

	December 31, 2024	December 31, 2023
FFC(1)	261,389	214,182
FCT	100,315	96,433
FIDE	67,006	66,438
FONDESHU	3,378	3,148
Others non related with shareholders’ special funds	103,794	121,147

	535,882	501,348

(1)

FFC was created by CAF’s shareholders for the purpose of compensating a portion of the interest costs of certain loans granted by CAF to finance economic and social infrastructure projects. For the years ended December 31, 2024 and 2023, FFC compensated interest amounting to US$ 61,448 and US$ 59,290, respectively, which amounts are included in interest income – loans in the statements of income.

23.	SEGMENT REPORTING

Management has determined that CAF has only one operating and reportable segment since it does not manage its operations by allocating its resources based on the contributions to net income of individual operations. CAF does not differentiate on the basis of the nature of the products or services provided, the preparation process, or the method for providing services among individual countries.

For years ended December 31, 2024 and 2023, loans made to or guaranteed by three countries individually generated in excess, of 10% of interest income on loans, as follows:

	2024	2023
Argentina	356,036	317,795
Ecuador	325,854	308,457
Brazil	260,596	238,967

	942,486	865,219

24.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 10, 2025, the date these financial statements were available to be issued. As a result of this evaluation, management has determined that there are no subsequent events that require a disclosure in these financial statements except for:

•	On January 22, 2025, CAF issued bonds for US$ 2,000 million, 5.00% due 2030, under its US Shelf Programme.

•	On January 23, 2025, CAF issued bonds for INR 6,000 million, equivalent to US$ 69.30 million, 8.25% due 2034, under its EMTN Programme.

•	On January 30, 2025, CAF issued bonds for GBP 750 million, equivalent to US$ 919.18 million, 4.87% due 2030, under its EMTN Programme.

CORPORACIÓN ANDINA DE FOMENTO (CAF)

Notes to the Financial Statements

For the years ended December 31, 2024 and 2023

(In thousands of U.S. dollars)

•	On January 31, 2025, CAF issued bonds for ZAR 500 million, equivalent to US$ 26.94 million, 9.25% due 2033, under its EMTN Programme.

•	On February 7, 2025, CAF issued bonds for INR 4,500 million, equivalent to US$ 51.95 million, 7.25% due in 2030, under its EMTN Programme.

•	On February 10, 2025, CAF issued bonds for INR 4,500 million, equivalent to US$ 51.69 million, 7.65% due in 2031, under its EMTN Programme.